SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

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☐   Preliminary Proxy Statement                                                                                             ☐   Confidential, for Use of the
☒  Definitive Proxy Statement                                                                                                       Commission Only (as permitted
☐   Definitive Additional Materials                                                                                                by Rule 14a-6(e)(2))
☐   Soliciting Material Pursuant to Rule 14a-12

BLONDER TONGUE LABORATORIES, INC.
(Name of Registrant as Specified in Its Charter)

____________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BLONDER TONGUE LABORATORIES, INC.

One Jake Brown Road

Old Bridge, New Jersey 08857

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 24, 2016

To Our Stockholders:

The 2016 Annual Meeting of Stockholders of Blonder Tongue Laboratories, Inc. (“Blonder,” “we” or “our”) will be held at our executive offices located at One Jake Brown Road, Old Bridge, New Jersey, on May 24, 2016, beginning at 10:00 a.m., local time, for the following purposes:

1.	To elect as the Directors constituting Class III of the Board of Directors the three nominees named in the attached Proxy Statement to serve until the 2019 Annual Meeting of Stockholders;

2.	To approve our 2016 Employee Equity Incentive Plan.

3.	To approve our 2016 Director Equity Incentive Plan.

4.	To approve the issuance of shares of our Common Stock upon conversion of certain convertible indebtedness pursuant to the requirements of the NYSE MKT “Change of Control” Rule.

5.	To approve the issuance of shares of our Common Stock upon conversion of certain convertible indebtedness pursuant to the requirements of the NYSE MKT “Private Placement” Rule.

6.	To conduct an advisory vote on our executive compensation.

7.	To ratify the appointment of Marcum LLP, certified public accountants, as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

8.
To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.  In their discretion, the Proxies are authorized to vote upon any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please read the attached Proxy Statement for further information regarding each proposal.  A proxy, if properly executed and received in time for voting at the Annual Meeting, will be voted in the manner directed on the proxy.  If no direction is made, the proxy will be voted FOR ALL NOMINEES for the election of directors and FOR proposals 2, 3, 4, 5, 6 and 7.

Our Board of Directors has fixed the close of business on March 31, 2016 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.  Only stockholders of record at the close of business on March 31, 2016 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

Stockholders as of the record date of March 31, 2016 are cordially invited to attend the Annual Meeting.  Attendance at the Annual Meeting will be limited to stockholders as of the record date or their authorized representatives and our guests.  Regardless of whether you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it promptly.  If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account, and therefore you should complete and return each proxy if you wish to vote all of your shares that are eligible to be voted at the Annual Meeting.

By Order of the Board of Directors

Robert J. Pallé, Jr.
Chief Executive Officer, President and Secretary
April 25, 2016

 Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 24, 2016

The Proxy Statement and Annual Report to Stockholders are available at:
http://www.astproxyportal.com/ast/07796

PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

TABLE OF CONTENTS

GENERAL INFORMATION	1

Voting and Proxies	1
Revocation of a Proxy	2
Voting on Other Matters	2
Costs of Proxy Solicitation	2
Voting Securities	2

PROPOSAL NO. 1 - ELECTION OF DIRECTORS	2

Recommendation of the Board of Directors	3

DIRECTORS AND EXECUTIVE OFFICERS	3

Nominees and Continuing Directors	3
Other Executive Officers	5

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6

CORPORATE GOVERNANCE AND BOARD MATTERS	7

Board Leadership Structure and Risk Oversight	7
Director Independence	8
Meetings of the Board of Directors; Committees	8
Audit Committee Report	11
Board Policies Regarding Communications With the Board of Directors and Attendance at Annual Meetings	12
Directors’ Compensation	12

EXECUTIVE COMPENSATION	14

Summary of Compensation Objectives and 2015 Compensation	14
Summary Executive Compensation	14
Summary Compensation Table	17
Outstanding Equity Awards At December 31, 2015	20
Luksch Resignation and Letter Agreement.	21
Nikoo Resignation and Letter Agreement.	21

PROPOSAL NO. 2 – APPROVAL OF 2016 EMPLOYEE EQUITY INCENTIVE PLAN	22

Background of the Proposal	22
Summary Description of the 2016 Employee Plan	23
Federal Tax Consequences of 2016 Employee Plan	24
Awards Under the 2016 Employee Plan	26
Equity Compensation Plans	26
Recommendation of the Board of Directors	26

PROPOSAL NO. 3 – APPROVAL OF 2016 DIRECTOR EQUITY INCENTIVE PLAN	27

Background of the Proposal	27
Summary Description of the 2016 Director Plan	27
Federal Tax Consequences of 2016 Director Plan	29
Awards Under the 2016 Director Plan	29
Awards Under the 2005 Director Plan	30
Equity Compensation Plans	30
Recommendation of the Board of Directors	30

PROPOSAL NO. 4 – APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF CERTAIN CONVERTIBLE INDEBTEDNESS, PURSUANT TO NYSE MKT “CHANGE OF CONTROL” RULES	30

Background of the Proposal; Reasons for Seeking Stockholder Approval	30

i

Certain Consequences if the Proposal is Approved	32
Certain Consequences if the Proposal is Not Approved	32
Recommendation of the Board of Directors	32

PROPOSAL NO. 5 – APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF CERTAIN CONVERTIBLE INDEBTEDNESS, PURSUANT TO NYSE MKT “PRIVATE PLACEMENT” RULES	33

Background of the Proposal; Reasons for Seeking Stockholder Approval	33
Certain Consequences if the Proposal is Approved	34
Certain Consequences if the Proposal is Not Approved	34
Recommendation of the Board of Directors	35

PROPOSAL NO. 6 – ADVISORY VOTE ON EXECUTIVE COMPENSATION	35

Recommendation of the Board of Directors	36

PROPOSAL NO. 7 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	36

Audit and Other Fees Paid to Independent Registered Public Accounting Firm	37
Pre-Approval Policy for Services by Independent Registered Public Accounting Firm	37
Recommendation of the Board of Directors	38

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	38

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	38

STOCKHOLDER PROPOSALS	39

Director Nominations at the Annual Meeting	39
Stockholder Proposals for Inclusion in 2017 Proxy Statement	39
Stockholder Proposals for Presentation at the 2017 Annual Meeting	39
ANNUAL REPORT ON FORM 10-K	39

ii

BLONDER TONGUE LABORATORIES, INC.
One Jake Brown Road
Old Bridge, New Jersey 08857

PROXY STATEMENT FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
MAY 24, 2016

GENERAL INFORMATION

This Proxy Statement is being furnished to the stockholders of Blonder Tongue Laboratories, Inc., a Delaware corporation (the “Company,” “Blonder” or “we”), in connection with the solicitation of proxies by our Board of Directors for our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or adjournments thereof.

Stockholders as of the record date of March 31, 2016 are invited to attend the Annual Meeting on May 24, 2016, at 10:00 a.m., local time.  The Annual Meeting will be held at our executive offices located at One Jake Brown Road, Old Bridge, New Jersey.  You may obtain directions to attend the Annual Meeting in person from our website at www.blondertongue.com/about/directions.aspx.

The mailing address of our principal executive office is One Jake Brown Road, Old Bridge, New Jersey 08857.  Our telephone number is (732) 679-4000.  This Proxy Statement and the enclosed form of proxy will be mailed to each stockholder on or about April 25, 2016, together with the Annual Report on Form 10-K for the year ended December 31, 2015.

Voting and Proxies

You may vote by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. When a proxy is properly executed and delivered, the shares represented by the proxy will be voted at the Annual Meeting in accordance with your instructions.

You may also attend the Annual Meeting in person and cast your vote there.  If your shares are held in the name of your broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must bring a legal proxy from the record holder of your shares indicating that you were the beneficial owner of the shares on March 31, 2016, the record date for determining shares entitled to vote at the Annual Meeting, and that you have a right to vote your shares.

Regarding the election of Class III Directors to serve until the 2019 Annual Meeting of Stockholders (Proposal 1), stockholders may (i) vote “FOR” all of the nominees, (ii) “WITHHOLD” their votes as to all nominees or (iii) “WITHHOLD” their votes as to specific nominees.  With respect to Proposals 2, 3, 4, 5, 6 and 7, stockholders may vote (i) “FOR” the proposal, (iii) “AGAINST” the proposal or (iii) “ABSTAIN” from voting.  You should specify your choices on the enclosed proxy card.  If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy card will be voted FOR ALL NOMINEES and FOR each of Proposals 2, 3, 4, 5, 6 and 7.

Directors will be elected by a plurality of the votes cast by the holders of the shares of our common stock, $0.001 par value per share (“Common Stock”), voting in person or by proxy at the Annual Meeting.  Votes withheld from one or more nominees for Director will have the same effect as abstentions and will have no effect on the vote for election of Directors.  Approval of any other matters to come before the Annual Meeting will require the affirmative vote of the holders of a majority of the shares of our Common Stock having voting power present in person or by proxy at the Annual Meeting.  Abstentions are deemed present for determining whether a quorum necessary for the conduct of business is present and determining the shares entitled to vote, and have the effect of a vote against any matter other than the election of Directors.  Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the beneficial owner has not provided voting instructions and the broker does not have discretionary authority to vote shares on the matter.  Broker non-votes are deemed present for determining whether a quorum necessary for the conduct of business is present but are not considered to be shares “entitled to vote,” and will not be included in vote totals and will have no effect on the outcome of any matters to be voted upon at the Annual Meeting.

Revocation of a Proxy

All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised by (i) filing written notice of revocation with our Secretary before the Annual Meeting, (ii) signing and delivering a later dated proxy to our Secretary before the Annual Meeting (each to the mailing address of our executive offices) or (iii) voting in person at the Annual Meeting if you are a record holder.  Your attendance at the Annual Meeting will not, without taking one of actions described in the immediately preceding sentence, constitute revocation of a proxy.  If your shares are held in the name of a broker, bank or other nominee, you need to contact the record holder of your shares regarding how to revoke your proxy.

Voting on Other Matters

We know of no other business to be transacted at the Annual Meeting other than the election of Class III Directors and the other proposals described in the attached Notice of Annual Meeting of Stockholders.  If any other matters do arise and are properly presented, the persons named in the proxy will have the discretion to vote on those matters for you according to their best judgment.

Costs of Proxy Solicitation

We will pay the expenses associated with this solicitation of proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy and Proxy Statement.  We will solicit proxies by use of the mails, through brokers and banking institutions, and by our officers and regular employees.  We may also solicit proxies by personal interview, mail, telephone or facsimile transmission.

Voting Securities

Only owners of record of our Common Stock at the close of business on March 31, 2016 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.  Each owner of record on the Record Date is entitled to one vote for each share of our Common Stock so held.  There is no cumulative voting.  On the Record Date, there were 6,764,736 shares of Common Stock issued, outstanding and entitled to vote.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Our Certificate of Incorporation, as amended, provides that our Board of Directors (the “Board”) shall consist of between five and eleven members, as determined from time to time by the Board, divided into three classes as nearly equal in number as possible.  The size of the Board is currently set at seven Directors.  Class I and Class II each is currently comprised of two Directors, and Class III is currently comprised of three Directors.  The term of the current Class III Directors expires at the 2016 Annual Meeting, the term of the current Class I Directors expires at the 2017 Annual Meeting and the term of the current Class II Directors expires at the 2018 Annual Meeting.  The successors to each class of Directors whose terms expire at an Annual Meeting will be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election.

The Directors whose terms will expire at the 2016 Annual Meeting of Stockholders are Charles E. Dietz, James F. Williams and James H. Williams, each of whom has been recommended for nomination by our Nominating Committee and nominated by our Board to stand for re-election as a Director at the 2016 Annual Meeting, to hold office until the 2019 Annual Meeting of Stockholders or until his resignation or removal, and until his successor has been duly elected and qualified.  Each nominee has consented to serve as a Director, if elected.

Recommendation of the Board of Directors

Our Board of Directors recommends a vote FOR the election of Charles E. Dietz, James F. Williams and James H. Williams as Class III Directors to hold office until the 2019 Annual Meeting of Stockholders.

Proxies received by the Board of Directors will be voted FOR the election of Charles E. Dietz, James F. Williams and James H. Williams as Class III Directors, unless stockholders specify in their proxies a contrary choice.

DIRECTORS AND EXECUTIVE OFFICERS

Nominees and Continuing Directors

The following table sets forth the names and certain information about each of the nominees for election as Director and our continuing Directors:

Name	Age	Director Since

Nominees for a three-year term expiring in 2019 (Class III Directors):

Charles E. Dietz(1)	68	2011
James F. Williams(2)	58	1993
James H. Williams	84	2015

Directors not standing for election this year whose terms expire in 2017 (Class I Directors):

Anthony J. Bruno(3)	75	2008
Steven L. Shea(4)	57	2009

Directors not standing for election this year whose terms expire in 2018 (Class II Directors):

Robert J. Pallé, Jr.	70	1993
Gary P. Scharmett(5)	60	1997

(1)           A member of the Audit and Compensation Committees.
(2)           A member of the Audit Committee.
(3)           A member of the Audit, Compensation and Nominating Committees.
(4)           A member of the Audit, Compensation and Nominating Committees.
(5)           A member of the Nominating Committee.

Set forth below is a brief summary of the recent business experience and background of each nominee for election as a Director, continuing Director and executive officer.  The Board believes that each nominee, and each continuing Director, possesses the qualities and experience that Directors should possess as such criteria for Board membership is described below in the section entitled “Meetings of the Board of Directors; Committees–Nominating Committee.”  Also included below is information about each Director’s specific experience, qualifications, attributes or skills that led the Board to conclude that he should serve as a Director at the time of filing this Proxy Statement.  As reflected, the Nominating Committee seeks out, and the Board is comprised of, individuals with diverse professional backgrounds, experiences and skills.

Anthony J. Bruno has been one of our Directors since February 1, 2008.  Since 2007, Mr. Bruno has been a financial consultant providing corporate acquisition advisory services to various companies located in the United States.  Prior to 2007, Mr. Bruno was the Vice-President of Finance for 18 years for Besam Entrance Solutions, the United States subsidiary of ASSA ABLOY Entrance Systems, a Swedish Company, managing all aspects of its financial activities in North America. Mr. Bruno also previously served as Blonder’s Vice President of Finance from 1981 to 1989.

The Board concluded that Mr. Bruno should serve as a Director due to his significant executive management experience with a large, multi-national corporation and his expertise in finance and auditing matters, including financial reporting and corporate acquisitions.

Charles E. Dietz has been one of our Directors since September 2011.  Since 2008, Mr. Dietz has been an independent cable industry consultant to various clients within the cable industry.  Prior to 2008, Mr. Dietz was Senior Vice President of Engineering for 12 years at Insight Communications, a multiple systems operator, and from 2001 to 2008 served as Insight Communications’ Chief Technical Officer.  Mr. Dietz was responsible for all technical aspects of Insight Communications’ operations, including technology development and implementation, system construction and maintenance, purchasing, and technical regulatory compliance.  Mr. Dietz has been a member of the Society of Cable Telecommunications Engineers since 1978, and a member of Cable TV Pioneers since 2010.

The Board concluded that Mr. Dietz should serve as a Director due to his extensive industry knowledge and executive and technical experience in the cable television and communications industry, including the analysis, evaluation, purchase, use and deployment of products, equipment and technology substantially similar to Blonder’s.  Accordingly, Mr. Dietz brings valuable insight to our customer and vendor relationships and strong relationships with the cable industry to the Board.

Robert J. Pallé, Jr. has been one of our Directors since September, 1993, our Chief Executive Officer since May, 2015, our President since May, 2003 and our Chief Operating Officer and Secretary since April 1989.  Prior to that, Mr. Pallé served as our Executive Vice President from April, 1989 until May, 2003 and as our Interim Treasurer from March through April, 2001.

The Board concluded that Mr. Pallé should serve as a Director due to his extensive business and management experience with us in various senior management positions and his in-depth knowledge of our products, lines of business, long-term strategies, challenges and opportunities.  Mr. Pallé brings a broad perspective to the Board’s deliberations due to his position as our Chief Executive Officer.

Gary P. Scharmett has been one of our Directors since December, 1997.  Since January, 1989, Mr. Scharmett has been a partner in the law firm of Stradley Ronon Stevens & Young, LLP, our outside counsel, and served on the Board of Directors of that firm from January, 2001 until December, 2003.  He presently serves as the Co-Chair of that firm’s Finance & Restructuring Practice Group.  Mr. Scharmett is a past President, and currently a member of the Executive Committee, and a member of the Board of Directors of The Association of Commercial Finance Attorneys, Inc., and a member of the Board of Directors of the Philadelphia Chapter of the Turnaround Management Association.

The Board concluded that Mr. Scharmett should serve as a Director due to the important experience, judgment and perspective he brings to the Board based upon his thirty-plus years of experience as a corporate attorney representing a diverse range of companies on complex matters, including financing, regulatory and corporate governance matters.  In addition, having served as our principal legal advisor since 1989, Mr. Scharmett has a unique understanding of our business and the industry in which we operate and compete.

Steven L. Shea has been one of our Directors since September, 2009 and was appointed to serve as the Chairman of the Board in May, 2015.  Mr. Shea has more than twenty-five years of investment banking experience.  Mr. Shea currently serves as Special Advisor to Tufton Capital Management, LLC, an SEC registered investment advisor (formerly known as Hardesty Capital Management, LLC), a position he assumed in November 2015.  From November 2013 through May 2015, Mr. Shea also served as Chairman of the Executive Committee of Hardesty Capital Management, LLC.  From January, 2011 until November, 2013, he served as President of Hardesty Capital Management, LLC and Hardesty Capital Corporation, which provide investment advisory services to corporations, institutions and individuals.  Prior thereto, Mr. Shea was an Executive Vice President of Ferris, Baker Watts, Inc. (“Ferris Baker”), from 1999 until the sale of such firm in 2008.  Mr. Shea also served as the Executive Director of the Capital Markets Division of Ferris Baker and was a member of their Board of Directors and Executive and Strategic Alternative Committees of the Board of Directors. Prior to his position at Ferris Baker, Mr. Shea was a Vice President with Mercantile Safe Deposit and Trust Company from 1989 to 1993, and was a Vice President at Maryland National Bank from 1981 to 1989.  Mr. Shea presently serves on the Board of Directors of TradeRiver Finance USA.

The Board concluded that Mr. Shea should serve as a Director due to his extensive financial, merchant banking, capital markets and executive management experience gained as an investment banker, including his knowledge of growth strategies, acquisition analysis and shareholder relations.  He also has an in-depth familiarity with the technology and manufacturing sectors, along with experience as a director of other corporations.

James F. Williams has been one of our Directors since September, 1993.  Since June 1999, he has served as the Chief Financial Officer and a Director of OSC Holding, Inc. and its subsidiaries, which provide demolition, environmental and civil contracting services primarily in the United States and Canada.  From July, 2007 through February 2013, Mr. Williams served as a Director, Managing Member and Vice President of Buffalo City Center Leasing, LLC, which, was a lessor of electronic equipment.  Mr. Williams presently serves on the Board of Directors of Affinity Insurance Ltd. and on the Board of Governors of the Park Country Club of Buffalo.  Mr. Williams is the nephew of James H. Williams, one of our Directors.

The Board concluded that Mr. Williams should serve as a Director due to his strong experience in strategic planning, leadership, finance and executive management with various organizations.  As a Director for over twenty years, Mr. Williams also provides perspective, institutional knowledge and a deep understanding of our business.

James H. Williams has been one of our directors since February, 2015.  He was also a Director of Blonder from November, 1988 to May 2006, and served as our Chairman of the Board from November, 1988 until November, 1994.  From 1995 to 2014, Mr. Williams served as a consultant to us under a written agreement, which agreement was terminated as of December 31, 2014.  Mr. Williams is the uncle of James F. Williams, one of our Directors.

The Board concluded that Mr. Williams should serve as a Director due to his in-depth knowledge and understanding of our business, operations and strategies, as well as bringing an important historical perspective of our company to the Board’s deliberations. Through Mr. Williams’ years of experience as an entrepreneur and investor in many diverse businesses, he  contributes a common sense approach to our Board discussions and deliberations on strategic and business matters.

Other Executive Officers

Eric S. Skolnik, 51, has been a Senior Vice President since May, 2003 and our Chief Financial Officer, Treasurer and Assistant Secretary since May, 2001.  Mr. Skolnik served as our Interim Chief Financial Officer from January, 2001 through April, 2001.  He was our Corporate Controller from May, 2000 through January, 2001.  From 1994 until May, 2000, Mr. Skolnik worked as a certified public accountant with BDO Seidman, LLP.

Allen Horvath, 64, has been our Vice President-Manufacturing since May, 2003 and is responsible for our manufacturing activities.  Mr. Horvath served as our Manufacturing Manager from 1998 until May, 2003.  Since 1976, Mr. Horvath has served us in various management positions in the areas of production testing, engineering, quality control and manufacturing.

Nezam Nikoo, 52, has been our Vice President-Engineering, Chief Technical Officer since May 2013 and was our Vice President-Digital Technologies from February, 2009 through May 2013.  Mr. Nikoo served as our Chief Digital Engineer from July, 2000 until February, 2009 and as our Senior Design Engineer from 1995 until 2008.  From 1988 to 1995, Mr. Nikoo held several positions at Lockheed Martin Corporation, including his final position as Lead Electrical Design Engineer, integrating space shuttle payload experiments.  Mr. Nikoo is the spouse of Emily Nikoo, who was our Executive Vice President until her resignation, which was effective as of April 1, 2016, and the son-in-law of James A. Luksch, who was our Chief Executive Officer and one of our Directors until his resignation on March 26, 2015.

Jeffrey Smith, 52, has been our Vice President-Sales since May, 2011.  Mr. Smith served as our Vice President-North American Sales from October 2007 through May 2011, as our National Director of Sales from December 2006 through October 2007, and as our Director of South Central Regional Sales from January 2006 through December 2006.  From February 2002 through May 2005, Mr. Smith worked as Director of Commercial Installations at Dish Network®.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of March 31, 2016 by (i) each person who is known by us to beneficially own more than five percent of our Common Stock, (ii) each of our Directors, including nominee Directors, (iii) each of our executive officers named in the Summary Compensation Table below, and (iv) all our executive officers and Directors as a group.  Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares that they beneficially own, subject to community property laws where applicable.

Name and Address of Beneficial Owner(1)(2)	Amount and Nature of Beneficial Ownership(1)		Percent of Class Beneficially Owned
Directors and Executive Officers:

Robert J. Pallé, Jr.	2,628,966	(3)	33.28%
Anthony J. Bruno	136,174	(4)	1.99%
Charles E. Dietz	97,000	(5)	1.42%
Gary P. Scharmett	208,708	(6)	3.04%
Steven L. Shea	396,625	(7)	5.66%
James F. Williams	170,500	(8)	2.49%
James H. Williams	331,758	(9)	4.83%

Eric S. Skolnik	151,917	(10)	2.20%
Nezam Nikoo	291,022	(11)	4.16%
All Directors and executive officers as a group (11 persons)	4,597,337		50.67%

Other Stockholders:

James A. Luksch	384,197	(12)	5.68%
4295 E. Glacier Place Chandler, AZ 85249

(1)
Beneficial ownership as of March 31, 2016 for each person listed includes shares subject to options held by such person which are exercisable within 60 days after such date.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities, which voting or investment power may be further described in the footnotes below.  This table contains information furnished to us by the respective stockholders or contained in filings made with the SEC.  Certain of our executive officers and Directors may, from time to time, hold some or all of their Common Stock in brokerage accounts having outstanding margin loan balances secured by the Common Stock and the other investment securities held in such brokerage accounts.

(2)	Unless otherwise indicated, the address for each beneficial owner is c/o Blonder Tongue Laboratories, Inc., One Jake Brown Road, Old Bridge, NJ 08857.
(3)
Includes 200,000 shares of Common Stock owned of record by a limited liability company of which Mr. Pallé and his spouse are the sole members, 458,333 shares of Common Stock underlying options granted by us to Mr. Pallé which are exercisable within 60 days after March 31, 2016, 5,000 shares of Common Stock underling restricted stock awards owned of record by Mr. Pallé’s spouse, who holds a non-officer position with Blonder, and 17,333 shares of Common Stock underlying options granted by us to Mr. Pallé’s spouse, which are exercisable within 60 days after March 31, 2016, and 659,502 shares of Common Stock underlying certain convertible indebtedness of the Company held by Mr. Pallé and his spouse, which is outstanding as of, and convertible within 60 days after, March 31, 2016.

(4)	Includes 84,167 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2016.
(5)	Includes 42,500 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2016.
(6)	Includes 95,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2016.
(7)
Includes 62,500 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2016 and 185,185 shares of Common Stock underlying certain convertible indebtedness of the Company held by Mr. Shea, which is outstanding as of, and convertible within 60 days after, March 31, 2016.

(8)	Includes 95,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2016.
(9)
Includes 9,166 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2016 and 92,592 shares of Common Stock underlying certain convertible indebtedness of the Company held by Mr. Williams, which is outstanding as of, and convertible within 60 days after, March 31, 2016.

(10)	Includes 126,667 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2016.
(11)
Includes 5,188 shares of Common Stock owned jointly by Mr. Nikoo and his spouse, who is our former Executive Vice President, 25,000 shares of Common Stock owned by his spouse (which had been issued pursuant to a restricted stock award, the vesting of which was accelerated pursuant to her separation agreement with the Company), 119,167 of Common Stock underlying options granted by us which are exercisable within 60 days after March 31,2016 and 116,667 of Common Stock underlying options granted by us to his spouse which are exercisable within 60 days after March 31,2016.

(12)
Shareholding information is based on a Schedule 13-G/A filing made by Mr. Luksch on February 23, 2016.  Includes 294 shares of Common Stock held of record by Mr. Luksch’s spouse, as to which Mr. Luksch expressly disclaims beneficial ownership. Mr. Luksch resigned as the Chairman of the Board of Directors, a Director and our Chief Executive Officer effective on March 26, 2015.  Pursuant to a Letter Agreement dated March 24, 2015, Mr. Luksch agreed to vote all shares of our Common Stock beneficially owned by him in accordance with the recommendation of our Board of Directors. Pursuant to the Letter Agreement, Mr. Luksch also provided an irrevocable proxy with regard to the voting rights of all of his shares of Common Stock to certain designated officers and directors of Blonder (as designated by the Audit Committee of the Board of Directors) until June 30, 2018, subject to certain limitations, which irrevocable proxy could be used by us if Mr. Luksch does not vote his shares or votes his shares in a manner inconsistent with his voting agreement set forth in the Letter Agreement.  Accordingly, Mr. Luksch shares voting power over the shares of Common Stock reported herein. See “Executive Compensation- Luksch Resignation and Letter Agreement” below for more detail regarding the irrevocable proxy and the voting agreement.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure and Risk Oversight

Historically, the Board has determined that our Chief Executive Officer was best situated to serve as Chairman of the Board because he was the Director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  Independent Directors and management have different perspectives and roles in strategy development.  Our independent Directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise.  Following the resignation of Mr. Luksch in 2015, our Board carefully evaluated our existing Board governance structure and considered alternative approaches.  As a result of that evaluation and analysis, the Board determined that it was in our best interests to separate the roles of Chairman of the Board and Chief Executive Officer, so that the Chairman’s role would be filled by an independent Director.  As a result, in May 2015, the Board appointed Steven L. Shea to serve as our Chairman of the Board.

The Board believes that establishing the right “tone at the top” and full and open communication between management and the Board of Directors are essential for effective risk management and oversight.  At each regular Board meeting, the Board receives reports from members of senior management on areas of material risk to Blonder, including operational, financial, strategic and performance risks.  The full Board receives these reports from the appropriate "risk owner" within the organization to facilitate our risk identification, risk management and risk mitigation strategies.  This enables the Board to coordinate risk oversight, particularly with respect to risk interrelationships across corporate disciplines.

The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks.  The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to areas of financial reporting and compliance with laws, rules and regulations applicable to us, including those related to accounting regulation, insider trading, antitrust, and employment discrimination, whistle blowing and conflicts of interest faced by employees, officers and Directors.  The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to our compensation policies and programs.  The Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization and membership, and succession planning for our Directors and senior executive officers.

Director Independence

The Board of Directors has considered the independence of our Directors pursuant to Section 803A of the NYSE MKT Company Guide (“Independence Rules”).  Under the NYSE MKT Independence Rules, a Director may not be determined to be independent if certain relationships exist, such as:

•
the Director accepted any compensation from us in excess of $120,000 during any period of 12 consecutive months within the prior three years, other than certain payments such as (i) compensation for board or committee service, and (ii) benefits under a tax-qualified retirement plan, or non-discretionary compensation; or

•
the Director is a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments in any of the most recent three fiscal years that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more.

In addition to reviewing the NYSE MKT Independence Rules, the Board also determines whether any of our Directors has a relationship that it believes would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.  In the course of this determination, the Board considered the following transactions, relationships and arrangements between non-management Directors and us, all of which were determined to be immaterial and below the standards under the NYSE MKT Independence Rules:

•
James H. Williams:  From 1995 to 2014, Mr. Williams served as a consultant to us under a written agreement, which agreement was terminated as of December 31, 2014.  The consulting fees under this agreement were below $120,000 in each of the prior three years, and the fees were $25,000 in fiscal 2014; and

•
Gary Scharmett:  The fees paid by us to the law firm where he is a partner were below 5% of the law firm’s consolidated gross revenue in each of the prior three years.  See “Certain Relationships and Related Transactions” below for more detail on these fees paid for legal services.

Based on this review, the Board has determined that, except for Robert J. Pallé, Jr., our Chief Executive Officer and President, each of our Directors is independent pursuant to Section 803A of the NYSE MKT Independence Rules.  Accordingly, the current Board consists of a majority of independent Directors.

Meetings of the Board of Directors; Committees

The Board of Directors has three standing committees: the Compensation Committee, the Nominating Committee and the Audit Committee.  During the year ended December 31, 2015, the Board of Directors held 17 meetings, the Compensation Committee held 7 meetings, the Nominating Committee held 5 meetings, and the Audit Committee held 8 meetings.  Each member of the Board of Directors attended (either in person or via teleconference) at least 75% of the aggregate of the total number of Board meetings and Committee meetings held during the period he served as a Director and/or committee member.

Compensation Committee.  The Compensation Committee is currently comprised of Charles E. Dietz, Steven L. Shea, and Anthony J. Bruno, each of whom is a non-employee Director.  Mr. Dietz serves as the Chairman of the Compensation Committee.  Each of the members of the Compensation Committee who served during the 2015 fiscal year was independent, as independence for compensation committee members is defined by NYSE MKT.

The Compensation Committee determines compensation for our executive officers and administers each of our existing stock incentive plans, other than the Amended and Restated 2005 Director Equity Incentive Plan, the 2016 Director Equity Incentive Plan (which is the subject of stockholder approval at the 2016 Stockholders meeting) and the Amended and Restated Director Stock Purchase Plan, each of which is administered by the Board.

The Compensation Committee’s responsibilities include, among other duties, the responsibility to:

•	evaluate the performance of the Chief Executive Officer/President;

•
review and approve the base salary (subject to Board approval), bonus, incentive compensation and any other compensation for the Chief Executive Officer/President; review the Chief Executive Officer’s recommendations for the compensation of the other executive officers, make appropriate adjustments and approve;

•	monitor our cash bonus and equity-based compensation plans and discharge the duties imposed on the Compensation Committee by the terms of those plans;

•
review and approve the proposal regarding the Say on Pay Vote to be included in our proxy statement, and to review and recommend to the Board for approval the frequency with which we will conduct Say on Pay Votes; and

•	perform other functions or duties deemed appropriate by the Board.

Compensation decisions for the Chief Executive Officer/President and all other executive officers are reviewed and approved by the Compensation Committee, subject to ratification by the Board of the base salary for the Chief Executive Officer/President.  The Compensation Committee relies upon the Chief Executive Officer to assist the Compensation Committee in performing its duties with regard to all other executive officers.  The Compensation Committee does not delegate any of its authority to other persons.  In recent years the Compensation Committee has not retained a compensation consultant in determining the base salary for our executive officers.

With regard to the compensation of our Chief Executive Officer/President, the Compensation Committee reviews individual performance, written comments and performance grades received from members of the Board regarding performance, relevant compensation information from salary surveys (when available), and summary information and periodically, comments from peer review questionnaires.  The Chief Executive Officer also provides the Compensation Committee with a summary review of the President’s (except when the Chief Executive Officer and the President are the same person) performance.  Based upon its review of all of the foregoing information, the Compensation Committee determines the form and amount of compensation for these officers, subject to Board approval of their base salaries.  The base salary of the Chief Executive Officer/President is presently reviewed every year.

With regard to compensation for the other executive officers, the Compensation Committee reviews the Chief Executive Officer’s written summary review of the executive officers’ performance and this information may be supplemented by summary information and comments from periodic peer review questionnaires.  The Chief Executive Officer also provides a recommendation as to the appropriate form and amount of compensation for each other executive officer.  The Compensation Committee reviews and considers the recommendation of the Chief Executive Officer, makes adjustments as appropriate and approves them.  This review and adjustment procedure is performed annually for the other executive officers.

The Compensation Committee does not establish the amount or form of Director compensation.  These determinations are made and approved by the full Board.  However, the Compensation Committee will periodically review and recommend to the Board compensation, equity-based plans and benefit programs for non-employee Directors.  Grants of equity-based awards to non-employee Directors are generally made annually upon consideration and approval by the full Board with each non-employee Director abstaining from voting on an award to him.

The Board of Directors has adopted a written charter for the Compensation Committee.  The Compensation Committee reviews and reassesses the charter for adequacy on an annual basis.  A copy of the Compensation Committee Charter is available on our website at www.blondertongue.com under the “About Us/Investor Relations/Compensation Committee Charter” caption.

Nominating Committee.  The Nominating Committee is currently comprised of Gary P. Scharmett, Anthony J. Bruno and Steven L. Shea, each of whom is a non-employee Director.  Mr. Scharmett serves as the Chairman of the Nominating Committee.  Each of the members of the Nominating Committee who served during the 2015 fiscal year was independent, as independence for nominating committee members is defined by NYSE MKT.

The Nominating Committee, among other things, considers and makes recommendations to the Board of Directors concerning the appropriate size of the Board and nominees to stand for election or fill vacancies on the Board, as well as the composition of our standing committees.  In particular, the Nominating Committee identifies, recruits, considers and recommends candidates to fill positions on the Board in accordance with its criteria for Board membership (as such criteria are generally described below).  In searching for qualified Director candidates to nominate for election at an annual meeting of stockholders, the Nominating Committee will initially consider nominating the current Directors whose terms are expiring and will consider their past performance on the Board, along with the criteria for Board membership, in determining whether to nominate them for re-election.  In connection with nominations for elections at annual meetings or to fill vacancies in the Board, the Nominating Committee may solicit the current members of the Board to identify qualified candidates through their business and other organizational networks and may also retain director search firms as it determines necessary in its own discretion.  The Nominating Committee will then consider the potential pool of Director candidates derived from the foregoing process, select the top candidates to fill the number of openings based on their qualifications, the Board’s needs (including the need for independent Directors) and the criteria for Board membership.  The Nominating Committee will then conduct a thorough investigation of the proposed candidates’ backgrounds to ensure there is no past history that would disqualify such candidates from serving as Directors.  Those candidates that are selected and pass the background investigation will be recommended to the full Board for nomination.

The criteria for a nominee to the Board include, among other things:

•	the highest personal and professional ethics, strength of character, integrity and values;

•
experience as a senior manager, chief operating officer or chief executive officer of a relatively complex organization or, if in a professional or scientific capacity, be accustomed to dealing with complex problems, or otherwise shall have obtained and excelled in a position of leadership;

•
education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom, and vision to exercise sound, mature judgments on a macro and entrepreneurial basis on matters which relate to our current and long-term objectives;

•
competence and willingness to learn our business, and the breadth of viewpoint and experience necessary for an understanding of the diverse and sometimes conflicting interests of stockholders and other constituencies;

•
the nominee should be of such an age at the time of election to assure a minimum of three years of service as a Director, and should be free and willing to attend regularly scheduled meetings of our Board of Directors and its committees over a sustained period and otherwise be able to contribute a reasonable amount of time to our company affairs;

•	the stature and capability to represent us before the public, stockholders, and other various individuals and groups that affect us; and

•	willingness to appraise objectively the performance of management in the interest of the stockholders and question management’s assumptions when inquiry is appropriate.

The Nominating Committee does not have a formal policy with respect to diversity.  However, in order to enhance the overall quality of the Board’s deliberations and decisions, the Nominating Committee seeks candidates with diverse professional backgrounds and experiences, representing a mix of industries and professions with varied skill sets and expertise.

The Nominating Committee does not have a formal charter, but our Board has adopted guidelines addressing the purpose and responsibilities of the Nominating Committee in connection with its formation.  The guidelines include procedures for recruiting, considering and recommending nominees to our Board and criteria for Board membership.  Although the Nominating Committee will not consider any director candidates recommended by stockholders, our Board believes this is appropriate as our Certificate of Incorporation and Bylaws permit stockholders to directly nominate persons for election as Directors by following the procedures set forth therein.

Audit Committee.  We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) under the Securities Exchange Act of 1934, as amended (“Exchange Act”).  The Audit Committee is currently comprised of Anthony J. Bruno, Charles E. Dietz, Steven L. Shea, and James F. Williams, each of whom is a non-employee Director.  Mr. Bruno serves the Chairman of the Audit Committee.  The Audit Committee, among other things:

•	oversees our accounting and financial reporting process and audits of our financial statements;

•	selects, retains or terminates our independent registered public accounting firm;

•	reviews the plans and results of the audit engagement with the independent registered public accounting firm;

•
discusses with the independent registered public accounting firm all necessary accounting policies and practices to be used and alternative treatments of financial information discussed with management;

•	oversees the work of the independent registered public accounting firm;

•	evaluates and pre-approves audit and non-audit services provided by the independent registered public accounting firm;

•	reviews the independence of the independent registered public accounting firm;

•	assures the regular rotation of the audit partners;

•	considers the range of audit and non-audit fees and determines the compensation of the independent registered public accounting firm;

•	reviews financial and earnings information released to the public, analysts and other third parties; and

•	reviews the adequacy of our internal accounting controls.

Each of the members of the Audit Committee who served during the 2015 fiscal year was independent, as independence for audit committee members is defined by NYSE MKT.  Our Board of Directors has determined that a member of the Audit Committee, Anthony J. Bruno, qualifies as an “audit committee financial expert” as defined in Section 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”).  As noted above, Mr. Bruno also is considered independent, as independence for audit committee members is defined by NYSE MKT.  The Board of Directors has adopted a written charter for the Audit Committee.  The Audit Committee reviews and reassesses the charter for adequacy on an annual basis.  A copy of the Audit Committee Charter is available on our website at www.blondertongue.com under the “About Us/Investor Relations/Audit Committee Charter” caption.

Audit Committee Report

The Audit Committee of the Board of Directors has:

•	reviewed and discussed the audited financial statements with management;

•
discussed with Blonder’s independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board;

•
received the written disclosures and the letter from Blonder’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and

•	discussed with Blonder’s independent registered public accounting firm their independence from Blonder and its management.

Management is responsible for the preparation, presentation and integrity of Blonder’s financial statements, the financial reporting process, accounting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Blonder’s independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with Standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.  The Audit Committee has relied, without independent verification, on the information provided to it and on the representations of management and the independent registered public accounting firm that the financial statements have been prepared in conformity with United States generally accepted accounting principles.

Based on the review and discussions referred to in the items above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Blonder’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The Audit Committee

Anthony J. Bruno, Chairman
Charles E. Dietz
Steven L. Shea
James F. Williams

Board Policies Regarding Communications With the Board of Directors and Attendance at Annual Meetings

Our Board of Directors maintains a process for stockholders to communicate with the Board of Directors.  A stockholder wishing to communicate with our Board of Directors, or any individual member(s) of the Board of Directors, can send a written communication to the attention of the Board of Directors (or specific individual Director(s), if applicable) at the following address: c/o Corporate Secretary, One Jake Brown Road, Old Bridge, New Jersey 08857.  Any such communication must state the number of shares beneficially owned by the stockholder making the communication.  Our Corporate Secretary will forward such communication to the full Board of Directors or to any individual Director or Directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case our Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

While we do not have a formal written policy regarding Board member attendance at our Annual Meeting, we actively encourage our Directors to attend the Annual Meeting of Stockholders.  All Directors attended our 2015 Annual Meeting of Stockholders, other than James H. Williams.

Directors’ Compensation

2015 DIRECTOR COMPENSATION

The following table discloses the actual compensation paid to or earned by each of our Directors who is not also a named executive officer in fiscal year 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation($)	Total ($)
Anthony J. Bruno	41,500	12,050	(2)(3)	-	53,550
Charles E. Dietz	41,500	12,050	(2)(4)	-	53,550
Gary P. Scharmett	38,500	12,050	(2)(5)	-	50,550
Steven L. Shea	59,667	12,050	(2)(6)	-	71,717
James F. Williams	37,100	12,050	(2)(7)	-	49,150
James H. Williams	31,417	12,033	(2)(8)	-	43,450
_______________
(1)
The amounts in the “Stock Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 1(o) to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(2)
Each non-employee Director was (i) granted an option to purchase 10,000 shares of Common Stock (other than James H. Williams who received a pro-rated grant in the amount of 9,166 shares) on April 2, 2015, at an exercise price of $0.955 per share and (ii) awarded 30,000 shares of Common Stock on December 10, 2015.  The grants and awards were made under the 2005 Director Equity Incentive Plan, as amended.

(3)	As of December 31, 2015, Mr. Bruno held options to purchase 84,167 shares of Common Stock.
(4)	As of December 31, 2015, Mr. Dietz held options to purchase 42,500 shares of Common Stock.
(5)	As of December 31, 2015, Mr. Scharmett held options to purchase 105,000 shares of Common Stock.
(6)	As of December 31, 2015, Mr. Shea held options to purchase 62,500 shares of Common Stock.
(7)	As of December 31, 2015, Mr. James F. Williams held options to purchase 105,000 shares of Common Stock.
(8)	As of December 31, 2015, Mr. James H. Williams held options to purchase 9,166 shares of Common Stock.

Director Compensation Arrangements.

We pay each of our non-employee Directors an annual retainer of $25,000 per year, payable quarterly and the non-employee director that serves as our Chairman of the Board receives an additional annual retainer for serving in that capacity of $25,000 per year, also payable quarterly.  We also pay each non-employee Director a fee of $1,000 for each Board meeting attended in person ($500 if attendance was telephonic) and a fee of $600 for each committee meeting attended in person ($300 if attendance was telephonic or if attending on the same date as a Board meeting).  We reimburse each Director for certain travel, lodging and related expenses incurred in connection with attendance at Board and committee meetings.  From time to time, in the sole discretion of the Board, we grant equity awards to our non-employee Directors.  During calendar year 2015, we did not pay Mr. Pallé any separate compensation for serving on the Board of Directors or any committees thereof.

Due to the Company’s limited capital resources and working capital which it began to experience during early 2015, in March 2015, the non-employee directors unanimously agreed to defer their receipt of payment of their respective quarterly retainer fees until the fourth quarter, 2015 (or such earlier date on which, in the opinion of the Board, the Company’s liquidity position normalized).  The non-employee directors in fact deferred payment of all director fees (annual retainer and meeting fees) through the end of 2015 and unanimously determined in December 2015, that such fees would remain on accrual at least through the early part of 2016.  As such, no cash directors fees (including the annual retainers as well as all meeting fees) were paid to the non-employee directors during 2015.  The non-employee directors, were, however, reimbursed for out of pocket expenses incurred by them in connection with travel and lodging, associated with board meeting attendance.  On March 19, 2015, the Board adopted the Director Stock Purchase Plan, which was intended to enable outside directors to allocate portions of their annual retainer fees to be paid in shares of the Company’s Common Stock, in lieu of cash payments.  This plan was designed and derived from the Executive Stock Purchase Plan adopted by the Company in June 2014, which was intended to enable executive officers of the Company to allocate a portion of their base salary to be paid in shares of the Company’s Common Stock, in lieu of cash.  None of the non-employee directors elected to receive any of their 2015 Directors’ fees in the form of shares of common stock under the Director Stock Purchase Plan during 2015.

In March 2016, the Company adopted the Amended and Restated Director Stock Purchase Plan, which replaced the Director Stock Purchase Plan.  Under the Amended and Restated Director Stock Purchase Plan, the portion of directors’ fees (including meeting fees, which were not permitted to be converted into common stock purchases under the Director Stock Purchas Plan) permitted to be paid in shares of the Company’s Common Stock, in lieu of cash, was increased and the new plan was made more flexible to encourage the non-employee directors to elect to receive shares of the Company’s Common Stock in lieu of cash payments.  In March 2016, all of the outside directors agreed to participate under the Amended and Restated Director Stock Purchase Plan and elected to receive 100% of the directors’ fees (including meeting fees) earned by them in the first quarter of 2016, in the form of unregistered shares of Common Stock of the Company, in lieu of cash payments.  The aggregate amount of payments due the non-employee directors in connection with the first quarter 2016 directors’ fees, that were received by the non-employee directors in the form of unregistered shares of Common Stock of the Company, was $77,050, represented by 197,564 shares of the Company’s Common Stock.

Director Benefit Plans.

In May 2005, our stockholders approved the adoption of the Blonder Tongue Laboratories, Inc. 2005 Director Equity Incentive Plan (the “Original 2005 Director Plan”).  In May, 2014, our stockholders approved an amendment and restatement in its entirety of the Original 2005 Director Plan (as amended and restated, the “2005 Director Plan”), effective as of February 7, 2014, which, among other things, (i) increased the number of shares of Common Stock available for issuance under the 2005 Director Plan, (ii) extended the term of the 2005 Director Plan to February 7, 2024, (iii) made awards under the 2005 Director Plan subject to clawback provisions under applicable law or under policies that may be adopted by us from time to time, and (iv) prohibited repricing of stock options absent advance stockholder approval.

The 2005 Director Plan is administered by our Board of Directors.  Under the 2005 Director Plan, Directors who are not currently employed by us or by any of our subsidiaries and who have not been so employed within the past six months, are eligible to receive equity-based awards from time to time as determined by our Board.  Options to purchase an aggregate of 408,833 shares were awarded under the Original 2005 Director Plan, 388,333 of which were outstanding as of March 31, 2016.  A maximum of 11,667 shares remain available to be awarded under the 2005 Director Plan, and any shares subject to an award issued under the 2005 Director Plan which is terminated, canceled, expired or forfeited for any reason will again be available for the grant of an award.  Under the 2005 Director Plan, eligible Directors may be awarded stock options to purchase a number of shares of Common Stock (“Stock Options”), stock appreciation rights to receive the excess, if any, of the fair market value of a specified number of shares of Common Stock at the time of exercise over the grant price (“SARS”) or stock awards at no cost to the Director (“Stock Awards”), which may be either restricted stock or unrestricted stock.  Each grant of a Stock Option, SAR or Stock Award will be subject to a written Award Agreement which shall specify the terms and conditions of the grant as determined by the Board of Directors, provided, however, that the exercise price for any Stock Option or SAR granted shall not be less than the fair market value of the underlying Common Stock on the date of grant.  The 2005 Director Plan expires on February 7, 2024.

On April 2, 2015, each of our non-employee Directors who was a Director on such date was granted an option under the 2005 Director Plan to purchase 10,000 shares of our Common Stock. Stock (other than James H. Williams who received a pro-rated grant in the amount of 9,166 shares).  The exercise price for these options is $0.955 per share (the fair market value on the date of grant).  The fair market value of our Common Stock is calculated by taking the average of the high and low selling prices as reported on NYSE MKT.  These options vested on April 2, 2016 and expire on April 2, 2025.

On December 10, 2015, each of our non-employee Directors who was a Director on such date was awarded 30,000 shares of Common Stock under the 2005 Director Plan.  The shares awarded are not subject to any vesting or similar requirement.

As discussed in Proposal 3, we are proposing for approval by stockholders a new director compensation plan to be called the “2016 Director Equity Incentive Plan.”

EXECUTIVE COMPENSATION

Summary of Compensation Objectives and 2015 Compensation

Our Compensation Committee is responsible for evaluating and approving compensation for our executive officers.  The individuals who served in 2015 as Chief Executive Officer and President, along with the other individuals (our former Chief Executive Officer, James Luksch, who resigned from the Company effective on March 26, 2015 and our former Executive Vice President, Emily Nikoo, who resigned from the Company effective April 1, 2016) included in the Summary Compensation Table on page 17, are referred to as the "named executive officers."  This section discusses our compensation objectives and provides an overview of the application of these objectives with regard to the compensation paid to our named executive officers in 2015.

The primary objective of our executive compensation program is to assist us in attracting, retaining and motivating talented executives to execute our business strategy and maximize short-term and long-term profits and stockholder value.  We seek to achieve these objectives by:

•	providing direct compensation and rewards programs that are externally competitive to attract and retain the talent needed;

•	rewarding performance of executives who contribute to strategic and operational goals; and

•	providing compensation that aligns with long-term business objectives and stockholders’ interests.

The key elements of our executive officer compensation program are:

•	base salary;

•	annual incentive compensation in the form of cash bonuses; and

•	long-term incentive compensation.

The Compensation Committee considers various factors when making compensation decisions with regard to the named executive officers, including external market forces, individual circumstances and performance.  A description of these factors and the procedures followed by the Compensation Committee in determining executive compensation are set forth above under “Meetings of the Board of Directors; Committees–Compensation Committee.”

Our compensation program has been designed to promote a performance-based culture which aligns the interests of our named executive officers and other officers with the interests of our stockholders.  Our compensation program makes a substantial portion of executive pay variable, subject to increase when performance targets are achieved.  This includes annual incentive cash compensation based on the achievement of specified performance objectives.  A substantial portion of our named executive officers’ compensation is also based on equity awards with long-term vesting requirements, which have been in the form of stock options in recent years.  These stock options create long-term incentives as the executive only benefits if our stock price appreciates over the long-term.

The historical payouts under our Executive Bonus Plan are evidence of the pay for performance structure of our compensation program.  For example, based on the improvement in operating results in fiscal 2010 as compared to fiscal 2009, bonuses were paid under the Executive Bonus Plan to the named executive officers upon the achievement of the pre-tax income objectives set under the Executive Bonus Plan.  In contrast, since 2010, we have not paid any bonuses to the named executive officers under the Executive Bonus Plan due to the failure to meet the objectives that were set at the beginning of each of the relevant fiscal years.

Base Salary.  Base salaries are intended to provide a level of cash compensation that is externally competitive in relation to the responsibilities of the executive’s position, with adjustments reflective of recent performance.  Individual salaries for executive officers are generally reviewed annually by the Compensation Committee in accordance with the procedures described above, including their respective performance reviews.  The performance evaluation focuses on the executive’s performance during the past year of the responsibilities of such executive’s position, the executive’s improvement in areas where any deficiencies may have been noted in the past, and the executive’s achievement of any specific goals and objectives which may have been established for such executive, including achievement of budget objectives.  Our overall profit for the fiscal year, the executive’s individual contribution to that profit, and general economic and industry conditions are also considered.  This assessment of individual performance contributions is, however, subjective and not conditioned upon the achievement of any specific, pre-determined performance targets.  In March, 2015, based on the foregoing analysis, including our overall general performance and the performance of the executives, the Compensation Committee decided not to make any adjustments to the base salaries for the named executive officers.  In March 2015, Mr. Pallé advised the Compensation Committee that in light of the Company’s financial difficulties, he desired to reduce his individual base annual salary from its then current level of $328,000, to $196,809, retroactively effective as of February 1, 2015.  The Compensation Committee accepted Mr. Pallé’s request and this reduction was implemented effective as of February 1, 2015.  Subsequently, effective as of April 1, 2015, Mr. Pallé advised the Compensation Committee and the Board that he had made the decision to voluntarily reduce his base annual salary to $1.00, in light of the Company’s continuing poor financial performance, subject to his right to independently cause his salary to resume at its prior reduced level.  As of the date of this Proxy Statement, Mr. Pallé’s salary remains, in his discretion, at $1.00.

Over the last three completed fiscal years, the salary of Mr. Pallé has reduced at an average annual rate of approximately 26%, taking into account the self imposed salary reductions under which he is presently being paid.  In addition, during the last three completed fiscal years preceding his resignation, the salary of Mr. Luksch did not increase and increases in salary for Ms. Nikoo averaged approximately 9% per year.  The salaries of Mr. Nikoo and Mr. Skolnik increased 6% and 3% on average over the last three completed fiscal years.  It has been and continues to be the philosophy of the Compensation Committee that opportunities for significant increases in annual compensation by our senior executives should generally be derived from performance based results that are aligned with the interests of the Company’s stockholders or in connection with significant changes in the scope and nature of the responsibilities assigned to a particular executive.  As such, annual adjustments for our senior executives have historically been modest (and have even remained flat or have been reduced from time to time), while opportunities to earn substantial bonus payments tied to Blonder’s net profits have been regularly made available under the Executive Bonus Plan.

Bonus Plan.  We provide executives with an annual opportunity to earn cash incentive awards through the Executive Officer Bonus Plan (the “Executive Bonus Plan”).  These cash bonuses are intended to motivate and reward the achievement of short-term profit, which is a key element of the Compensation Committee’s overall compensation philosophy.  Cash bonus awards under the Executive Bonus Plan are paid to officers during a particular fiscal year based upon and relating to our financial performance during the prior fiscal year.  During the first quarter of each fiscal year, we designate which of our executive officers are to participate in the Executive Bonus Plan for that year.  We then establish one or more objective performance goals for the participants and a formula to determine bonus payments based on the achievement of the articulated goal(s).  Presently, the bonus for any participant may not exceed 100% of the participant’s base salary. Since the performance goals for 2015 were not met, no bonuses were paid to the named executive officers for 2015.  Details of the Executive Bonus Program for 2015 are set forth below under “Executive Officer Bonus Plan.”

Long-Term Incentive.  Long-term incentives are intended to motivate and retain executives and reward them based upon our long-term performance.  Our primary vehicle for providing these incentives is the grant of equity-based and other performance awards under our Amended and Restated 2005 Employee Equity Incentive Plan (“2005 Employee Plan”).  While other awards are authorized under the 2005 Employee Plan, to date, the Compensation Committee has historically granted only stock options under the 2005 Employee Plan, however, in May 2015, the Compensation Committee awarded restricted stock awards, vesting over a three-year period.  The Compensation Committee believes stock options provide long-term incentives to executives while aligning their interests with those of the public stockholders, as the executive only benefits if the stock price increases after the date of grant and only by the amount of the increase. While the Compensation Committee subjectively determines the number of options to be granted, it generally considers the following in making its decisions:

•	the number of outstanding options in relation to the number of outstanding shares of our Common Stock to determine the dilutive effect of additional options,

•
the number of outstanding options that have an exercise price below the current market price (and the magnitude of the exercise price below the current market price) to determine the incentive being created by the outstanding options,

•	the position and level of responsibility of the executive officer and his or her recent performance, and

•	the number of shares owned and options outstanding for an individual executive officer to determine the incentive effect of further options.

The Compensation Committee believes that restricted stock awards would provide the recipients of such awards with an immediate tangible benefit of “ownership” in a way that awards of stock options do not necessarily provide, and would also encourage continuing loyalty over the vesting period.

Similar to other types of compensation, the Compensation Committee determines the grant of equity based awards to the Chief Executive Officer/President and the Executive Vice President.  In 2015, the Compensation Committee took into account that the exercise price of many of the outstanding options were significantly above the current stock price and options have been expiring out-of-the-money.  Accordingly, most of these past grants no longer provided significant incentives for our executives.  Based upon the foregoing reasons, coupled with the diminished performance of the Company, the fact that no compensation adjustments were being recommended in 2015 and other factors, in May, 2015 the Compensation Committee granted the following shares of Common Stock underlying restricted stock awards, valued at $0.695 per share, as of the grant date and vesting in three equal installments on May 19, 2016, 2017 and 2018:

Name	No. of Shares
Robert J. Pallé	50,000 shares
Emily M. Nikoo(1)	25,000 shares
Nezam Nikoo	25,000 shares
Eric S. Skolnik	25,000 shares
______________
(1)	Ms. Nikoo’s restricted stock award fully vested as of April 9, 2016, in accordance with the terms of her Separation Agreement with the Company.

Summary Executive Compensation

The following table summarizes the total compensation paid to or earned by our Chief Executive Officer and our former Chief Executive Officer (each of whom serves as our principal executive officer in 2015), our Executive Vice President (who served as an executive officer in 2015 but resigned from her position in 2016), our Vice President-Engineering, Chief Technical Officer and out Senior Vice President and Chief Financial Officer (the “named executive officers”) for services rendered to us in all capacities for the fiscal years ended December 31, 2015 and 2014.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)(10)	All Other Compensation ($)		Total ($)
Robert J. Pallé, Jr. Chief Executive Officer, President, and Secretary	2015 2014	$ 75,696 328,015	(2)	$ - -	$39,750 30,500	$21,330 27,581	(3)	$136,776 386,096
Emily M. Nikoo Executive Vice President(4)	2015 2014	216,615 220,000		- -	17,375 15,250	14,227 12,918	(5)	248,217 248,168
James A. Luksch…………….. Former Chairman of the Board and Chief Executive Officer(6)	2015 2014	136,632 419,007		- -	- 30,500	18,682 70,149	(7)	155,314 519,926

Nezam Nikoo….…………….. Vice President, Chief Technical Officer	2015 2014	189,297 180,609	- -	17,375 15,250	13,791 13,429	220,463 209,288

Eric S. Skolnik...…………….. Senior Vice President, Chief Financial Officer	2015 2014	190,228 192,796	- -	17,375 15,250	7,833 7,689	(9)	215,436 215,735

(1)
The amounts in the “Stock Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 1(o) to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(2)
Mr. Pallé voluntarily reduced his annual salary to $196,809 effective February 1, 2015 and then reduced his annual salary to $1.00 effective as of April 1, 2015, at which it remains as of the date of this proxy statement.

(3)
The amounts shown in the “All Other Compensation” column for Mr. Pallé include personal use of a company car, professional fees for tax return preparation, our matching contribution to our 401(k) defined contribution plan for the benefit of Mr. Pallé and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Pallé, including the supplemental life insurance for the benefit of Mr. Pallé as described below under “Compensation Arrangements.”.

(4)	Ms. Nikoo resigned from the Company effective on April 1, 2016.
(5)
The amounts shown in the “All Other Compensation” column for Ms. Nikoo include personal use of a company car, our matching contribution to our 401(k) defined contribution plan for the benefit of Ms. Nikoo and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Ms. Nikoo.

(6)	Mr. Luksch resigned as the Chairman of the Board of Directors, a Director and our Chief Executive Officer effective on March 26, 2015.
(7)
The amounts shown in the “All Other Compensation” column for Mr. Luksch include amounts credited for unfunded retirement benefits under his Deferred Compensation Plan as described below under “Compensation Arrangements,” personal use of a company car, and professional fees for tax return preparation.  These amounts also include our matching contribution to our 401(k) defined contribution plan for the benefit of Mr. Luksch and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Luksch. On March 24, 2015, the Company and Mr. Luksch, our former Chief Executive Officer and Chairman of the Board, entered into a letter agreement regarding the terms of Mr. Luksch’s separation from the Company in connection with his retirement and resignation (the “Letter Agreement”).  Pursuant to the Letter Agreement, Mr. Luksch’s employment with, and service as an officer and director of, the Company ended on March 26, 2015 (“Last Day”), and he received his base salary and benefits through his Last Day, except that his current health benefits remained in effect through April 30, 2015.  In addition, the Letter Agreement acknowledges the gross amount of $166,667 accrued under the terms of Mr. Luksch’s Amended and Restated Deferred Compensation Plan.

(8)
The amounts shown in the “All Other Compensation” column for Mr. Nikoo include personal use of a company car, our matching contribution to our 401(k) defined contribution plan for the benefit of Mr. Nikoo and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Nikoo.

(9)
The amounts shown in the “All Other Compensation” column for Mr. Skolnik include personal use of a company car and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Skolnik.

(10)
In 2015, restricted stock awards valued at $0.695 per share were awarded to Mr. Pallé, Ms. Nikoo, Mr. Nikoo, and Mr. Skolnik in the respective amounts of 50,000 shares, 25,000 shares, 25,000 shares and 25,000 shares.

Compensation Arrangements.

Other than Mr. Luksch’s Letter Agreement (as described below under “Luksch Resignation and Letter Agreement”), the Ms. Nikoo’s Letter Agreement (as described below under “Nikoo Resignation and Letter Agreement”) and our current standard employee severance policy applicable to all salaried employees, which entitles them, upon involuntary termination without cause, to one week of pay for each year of service up to a maximum of six weeks of pay, we have no employment, severance or change-of-control agreements with any of our named executive officers, each of whom is employed by us on an at-will basis.  Our executives serve at the will of the Board, which enables us to terminate their employment with discretion as to the terms of any severance arrangement beyond our current standard policy.

We maintain group term life insurance for our employees, including our executive officers, for which each participating employee designates his or her own beneficiary.  In March, 2011, our Board of Directors, upon the recommendation of the Compensation Committee, approved the purchase of a supplemental life insurance policy on the life of Mr. Pallé, our President.  The supplemental life insurance is a ten-year level term policy with a death benefit of $400,000 payable to the beneficiary designated by Mr. Pallé.

In November 2010, our Board of Directors, upon the recommendation of the Compensation Committee, approved an unfunded Deferred Compensation Plan for Mr. Luksch, our then Chief Executive Officer and Chairman of the Board (the “Deferred Compensation Plan”), which became effective on January 1, 2011.  Pursuant to the Deferred Compensation Plan, Mr. Luksch earned $3,333.33 per calendar month for each completed calendar month of employment with us, subject to a cap of $250,000, however, by virtue of his resignation and retirement as of March 26, 2015, the gross amount accrued by Mr. Luksch was $166,667.  No interest or other rate of return will be paid on any deferred compensation amount.  Pursuant to the Deferred Compensation Plan, beginning six months after the date of Mr. Luksch’s resignation, we were required to pay the accumulated deferred compensation in monthly installments equal to $20,000 per month, provided, however, that the first such monthly installment amount was to be equal to the lesser of $120,000 or the total amount accumulated under the Deferred Compensation Plan.  In the event of Mr. Luksch’s death after his termination of employment, all remaining monthly installment payments, if any, will be paid to his designated beneficiary or estate.  The amount accrued under Mr. Luksch’s Deferred Compensation Plan during 2015 was $6,667.  In connection with Mr. Luksch’s resignation in March, 2015, we agreed in the Letter Agreement (as described below) that the gross amount of $166,667 was accrued under the Deferred Compensation Plan at the time of his resignation.  Mr. Luksch received $92,893 in deferred compensation during 2015.  The balance due to Mr. Luksch under his Deferred Compensation Plan as of January 1, 2016, was $68,804, which by agreement between Mr. Luksch and the Company, is being paid to him at the rate of $5,000 per month.

Executive Officer Bonus Plan.

As described above under “Summary of Compensation Objectives and 2015 Compensation,” we provide our executives with an annual opportunity to earn cash incentive awards through the Executive Officer Bonus Plan. The performance goals are expressed in terms of (a) one or more corporate or divisional earnings-based measures (which may be based on net income, operating income, cash flows, or any combination thereof) and/or (b) one or more corporate or divisional sales-based measures.  Each such goal may be expressed on an absolute and/or relative basis, may employ comparisons with our past performance (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.  Performance goals need not be uniform among participants, but they have been in recent years.

After our financial results for a fiscal year have been determined, the Compensation Committee will certify the level of performance goal attainment and the potential bonus payment for each participant.  The Compensation Committee has full authority to decrease the amount that would otherwise be payable to any participant for a fiscal year.

For the 2015 fiscal year, each of the named executive officers were participants under the Executive Bonus Plan.  The participants were entitled to share in a Bonus Pool (“Bonus Pool”) based upon a subjectively determined allocation, which took into account the relative compensation levels of the executives as well as other subjective factors related to overall job performance in 2014, such as the ease with which the executive could be replaced, whether further opportunities for advancement within Blonder existed for the executive, teamwork skills, perceived efforts, interpersonal relationships and overall job performance.  The Bonus Pool for 2015 was equal to the lesser of (i) the sum of the base salary of all participants in the aggregate, or (ii) the sum of (a) 10% of the first $1 million of our pre-tax income, plus (b) 15% of the next $1 million of our pre-tax income, plus (c) 20% of the next $1 million of our pre-tax income, plus (d) 25% of the next $1 million of our pre-tax income, plus (e) 20% of the next $1 million of our pre-tax income, plus (f) 10% of our pre-tax income in excess of $5 million, all as set forth on our audited financial statements (in all cases calculated before taking into account any accrual for such Bonus Pool).  Further, no bonus would be paid to any participant unless the Bonus Pool (calculated in the manner described above) equaled or exceeded $90,000.  Based upon our reported pre-tax income for 2015, no bonuses were paid to our named executive officers relating to such year.

Employee Benefit Plans.

In May 2005, our stockholders approved the adoption of the Blonder Tongue Laboratories, Inc. 2005 Employee Equity Incentive Plan (the “Original 2005 Employee Plan”).  Our stockholders approved an amendment and restatement in its entirety of the Original 2005 Employee Plan in May, 2014 (as amended and restated, the “2005 Employee Plan”) which, among things (i) increased the number of shares of Common Stock available for issuance under the 2005 Employee Plan, (ii) extended the term of the 2005 Employee Plan to February 7, 2024, (iii) made awards under the 2005 Employee Plan subject to clawback provisions under applicable law or under policies that may be adopted by us from time to time, and (iv) prohibited repricing of stock options absent advance stockholder approval.

The 2005 Employee Plan is administered by the Compensation Committee of the Board of Directors.  Under the 2005 Employee Plan, our executive officers and other key employees, as determined by the Compensation Committee, are eligible to receive equity-based awards from time to time as determined by the Compensation Committee.  Options to purchase an aggregate of 1,481,750 shares were awarded under the Original 2005 Employee Plan, of which 1,328,416 were outstanding as of March 31, 2016.  A maximum of 1,118,250 shares remain available to be awarded under the 2005 Employee Plan, and any shares subject to an award issued under the 2005 Employee Plan which is terminated, canceled, expired or forfeited for any reason will again be available for the grant of an award. Under the 2005 Employee Plan, our executive officers and other key employees may be awarded stock options to purchase a number of shares of Common Stock (“Stock Options”), stock appreciation rights to receive the excess, if any, of the fair market value of a specified number of shares of Common Stock at the time of exercise over the grant price (“SARS”), stock awards at no cost to the executive officer or key employee (“Stock Awards”), which may be either restricted stock or unrestricted stock, or performance based awards to receive a number of shares of Common Stock if certain performance goals are met (“Performance Awards”).  Each grant of a Stock Option, SAR, Stock Award or Performance Award will be subject to a written Award Agreement which shall specify the terms and conditions of the grant as determined by the Compensation Committee, provided, however, that the exercise price for any Stock Option or SAR granted shall not be less than the fair market value of the underlying Common Stock on the date of grant. The 2005 Employee Plan expires on February 7, 2024.

On May 19, 2015, Mr. Pallé, Ms. Nikoo, Mr. Nikoo and Mr. Skolnik were awarded 50,000 shares, 25,000 shares, 25,000 shares and 25,000 shares respectively, of restricted Common Stock which were to vest in three equal installments on May 19, 2016, 2017 and 2018.  Pursuant to the Nikoo Letter Agreement, Ms. Nikoo’s award of restricted Common Stock was amended to accelerate the vesting with respect to her shares, which vested in full effective as of April 9, 2016.  In addition, on December 10, 2015, Mr. Pallé was granted options to purchase 250,000 shares of Common Stock.  The options vested immediately and are exercisable at a price of $0.395 per share.

As discussed in Proposal 2, we are proposing for approval by stockholders a new director compensation plan to be called the “2016 Employee Equity Incentive Plan.”

Retirement Benefits.

Each of the named executive officers is eligible to participate in our 401(k) Savings and Investment Retirement Plan, which covers all full time employees and is qualified under Section 401(k) of the Internal Revenue Code.  Under this plan, we match 50% of each participating employee’s salary deferral up to a maximum match of 3% of eligible compensation.

Outstanding Equity Awards Table

The following table discloses for each named executive officer all shares of our Common Stock underlying unexercised options as of December 31, 2015.

Outstanding Equity Awards At December 31, 2015
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date
Robert J. Pallé, Jr.	35,000		-		$1.905	03/28/2016
	25,000		-		$1.980	04/03/2017
	50,000		-		$1.925	03/23/2021
	50,000				$1.050	05/17/2022
	33,333	(2)	16,667	(2)	$1.000	05/17/2023
	16,667	(3)	33,333	(3)	$0.940	05/23/2024

	250,000		-		$0.395	12/10/2025

Emily M. Nikoo	35,000		-		$1.905	03/28/2016
	25,000		-		$1.980	04/03/2017
	25,000		-		$1.925	03/23/2021
	25,000		-		$1.050	05/17/2022

	16,667	(2)	8,333	(2)	$1.000	05/17/2023
	8,334	(3)	16,666	(3)	$0.940	05/23/2024

James A. Luksch	-		-		-	-

Nezam Nikoo	6,500		-		$2.245	04/18/2016
	11,000		-		$1.980	04/03/2017
	10,000		-		$0.755	11/17/2018
	25,000		-		$1.925	03/23/2021
	25,000		-		$1.050	05/17/2022
	16,667	(2)	8,333	(2)	$1.000	05/17/2023
	8,334	(3)	16,666	(3)	$0.940	05/23/2024

Eric S. Skolnik	25,000		-		$1.905	03/28/2016
	25,000		-		$1.980	04/03/2017
	10,000		-		$0.755	11/17/2018
	25,000		-		$1.925	03/23/2021
	25,000		-		$1.050	05/17/2022
	16,667	(2)	8,333	(2)	$1.000	05/17/2023
	8,334	(3)	16,666	(3)	$0.940	05/23/2024
_________________
(1)
All option awards were made under the 2005 Employee Plan, as amended.  All of Mr. Luksch’s unexercised options vested on March 26, 2015 and became exercisable by him within the 90 day period following his resignation on March 26, 2015.  All such options expired unexercised.  All of Ms. Nikoo’s unexercised options expire on May 1, 2016, which is 30 days following her last day of employment.

(2)	This option vests in three equal installments on May 17, 2014, 2015 and 2016, subject to continued employment with Blonder.
(3)	This option vests in three equal installments on May 23, 2015, 2016 and 2017, subject to continued employment with Blonder.

Luksch Resignation and Letter Agreement.

On March 24, 2015, Blonder and Mr. Luksch, our former Chief Executive Officer and Chairman of the Board, entered into a letter agreement regarding the terms of Mr. Luksch’s separation from Blonder in connection with his retirement and resignation (the “Letter Agreement”).  Pursuant to the Letter Agreement, Mr. Luksch’s employment with, and service as an officer and director of, Blonder ended on March 26, 2015 (“Last Day”), and he received his base salary and benefits through his Last Day, except that his then-current health benefits remained in effect through April 30, 2015.  In accordance with the terms of Mr. Luksch’s stock option agreements and Blonder’s Amended and Restated 2005 Employee Equity Incentive Plan, upon Mr. Luksch’s retirement all of his outstanding stock options became vested and could have been exercised by him within 90 days after his Last Day.  None of Mr. Luksch’s then outstanding stock options were exercised within 90 days after his Last Day, and such stock options thereupon expired..  In addition, the Letter Agreement acknowledged the gross amount of $166,667 accrued under the terms of Mr. Luksch’s Amended and Restated Deferred Compensation Plan.  The Letter Agreement includes a voting agreement whereby Mr. Luksch agrees to vote all shares of Blonder’s common stock beneficially owned by him in accordance with the recommendation of Blonder’s Board of Directors, along with providing an irrevocable proxy with regard to the voting rights of such shares to certain designated officers and directors of Blonder (as designated by the Audit Committee of the Board of Directors).  These voting provisions and the irrevocable proxy remain in effect through June 30, 2018, subject to earlier mutual termination or sale of all shares by Mr. Luksch to unaffiliated third parties.

Nikoo Resignation and Letter Agreement.

Emily M. Nikoo resigned from her position as Executive Vice President, effective on April 1, 2016.  In connection with her resignation, the Company and Ms. Nikoo entered into a letter agreement regarding the terms of Ms. Nikoo’s separation from the Company (the “Nikoo Letter Agreement”). Pursuant to the Letter Agreement, Ms. Nikoo’s employment with, and service as an officer of, the Company ended on April 1, 2016 (the “Nikoo Last Day”) and she continued to receive her current base salary and benefits through the Nikoo Last Day.  In addition, subject to the satisfaction of certain conditions set forth in the Nikoo Letter Agreement, the Company has agreed to pay Ms. Nikoo $2,000 per week for up to 16 weeks following the Nikoo Last Day (with payments to terminate prior to the end of such 16-week period upon Ms. Nikoo’s commencing new full-time employment or new business affiliation, and with no payment to be made for any week in which she receives gross income of more than $2,000 for consulting or independent contractor work) and to transfer to her, ownership of the Company-provided vehicle she has used during her employment.  Also, subject to the satisfaction of certain conditions set forth in the Nikoo Letter Agreement, the Company has agreed to revise the vesting period with respect to 25,000 shares of restricted stock of the Company that had been previously awarded to Ms. Nikoo, such that the shares of restricted stock will all vest as of April 9, 2016 and will not be forfeited as a result of her resignation.  The shares of restricted stock were originally set to vest in three equal installments of one-third each on May 19, 2016, 2017 and 2018.

PROPOSAL NO. 2 – APPROVAL OF 2016 EMPLOYEE EQUITY INCENTIVE PLAN

Background of the Proposal

At the Annual Meeting, stockholders will be presented with a proposal to approve the adoption of the 2016 Employee Equity Incentive Plan (“2016 Employee Plan”), which is intended to supplement the existing 2005 Employee Plan (defined below).

The 2016 Employee Plan authorizes our Compensation Committee to grant equity-based and other performance-based awards to our executive officers and other key employees, currently representing approximately 35 persons, as determined by the Compensation Committee.  Similar to the 2005 Employee Plan, the purpose of the 2016 Employee Plan is to promote our success and enhance our value by linking the personal interests of participants to those of our stockholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to stockholders.  Similar to the 2005 Employee Plan, the 2016 Employee Plan is designed to give our Compensation Committee flexibility in structuring awards that will achieve these objectives.

At our 2014 Annual Meeting, stockholders approved a proposal to amend and restate our 2005 Employee Equity Incentive Plan, as amended (“2005 Employee Plan”).  That amendment and restatement (i) extended the term of the 2005 Employee Plan from February 1, 2015 to February 7, 2024, (ii) increased the number of shares of common stock available for issuance under the 2005 Employee Plan from 1,600,000 to 2,600,000, (iii) made awards under the 2005 Employee Plan subject to clawback provisions under applicable law or under policies that may be adopted by us from time to time, (iv) prohibited repricing of stock options absent advance stockholder approval, and (v) made certain conforming and clarifying changes to the 2005 Employee Plan.  As of March 31, 2016, there were 337,500 shares available for issuance under the 2005 Employee Plan.

As of March 31, 2016, no grants or awards have been made under the 2016 Employee Plan.  As of March 31, 2016, pursuant to 2005 Employee Plan, plan participants as a group have been (i) awarded Restricted Stock Awards for a total of 322,000 shares of our Common Stock and (ii) granted Options to purchase a total of 1,464,416 shares of our Common Stock, at exercise prices ranging from $0.40 to $3.84 per share.  Participants in the 2005 Employee Plan as a group have been (i) awarded Restricted Stock Awards for a total of 322,000 shares of our Common Stock in 2015 and (ii) granted Options to purchase an aggregate of 250,000 shares of our Common Stock under the 2005 Employee Plan in 2015.  These amounts exclude awards that have been cancelled or forfeited.

The Board of Directors believes it is the best interest of Blonder and its stockholders to implement the 2016 Employee Plan.  As discussed on our Annual Report, beginning in early 2015, the Company began to experience a decline in revenues which continued throughout the year.  These events resulted in diminished liquidity and put a significant strain on the Company’s working capital.  In response, the Company has imposed salary reductions and other measures to preserve its liquidity.  Because of the salary reductions, the Company has relied on grants of stock options and awards of restricted stock awards under the 2005 Employee Plan to a greater extent in 2015 than it has in the past, as the Company sought to replace, at least in part, cash compensation with equity-based compensation and to also provide incentives to key employees to foster loyalty.  The Company anticipates that its reliance on grants of stock options and awards of restricted and unrestricted stock awards at these higher levels will continue in 2016.  In addition, in light of the decline in the value of the Company’s common stock, a greater number of shares is necessary to attempt to accomplish the goals of the Compensation Committee as they relate to creating meaningful incentives for key employees.  With approximately 337,500 shares remaining available for issuance under the 2005 Employee Plan as of March 31, 2016, the Compensation Committee believes that the number of shares that remain available for issuance under the 2005 Employee Plan will not be adequate to accomplish its goals.  In lieu of increasing the number of shares available for issuance under the 2005 Employee Plan, the Board of Directors determined to adopt the 2016 Employee Plan to supplement the 2005 Employee Plan.  The terms of the 2016 Employee Plan are substantially similar to the 2005 Employee Plan, all as more fully described below.

Summary Description of the 2016 Employee Plan

The following is a summary of the material provisions of the 2016 Employee Plan.  The full text of the proposed 2016 Employee Plan is included in Appendix A to this Proxy Statement.  We urge stockholders to read Appendix A, as this summary does not purport to be a complete description of all of the provisions of the 2016 Employee Plan and is qualified in its entirety by reference to the text of Appendix A.

1.           Number of Shares.  The aggregate number of shares reserved for grant under the 2016 Employee Plan is 1,000,000.

2.           Administration.  The 2016 Employee Plan is administered by our Compensation Committee.  The members of the Compensation Committee must be comprised of Directors who satisfy the requirements of "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act.

3.           Eligibility; Participation. All of our executive officers and other key employees, and the executive officers and key employees of any of our subsidiaries, are eligible to become participants in the 2016 Employee Plan.  From time to time, our Compensation Committee will select those persons who will be granted an award from among all eligible individuals.

4.           Term of 2016 Employee Plan.  The 2016 Employee Plan became effective as of February 4, 2016 (contingent upon approval by the stockholders) and will terminate on February 4, 2026.  Our Board of Directors has the right to terminate the 2016 Employee Plan prior to such date without prejudice in any material way to the holders of any awards then outstanding.

5.           2016 Employee Plan Awards.  Our Compensation Committee is authorized under the 2016 Employee Plan to grant a variety of incentive awards to participants, as described below.  Each award will be evidenced by a written Award Agreement, which specifies the terms and conditions of the particular award, as determined by the Compensation Committee in its discretion, subject to the limitations set forth in the 2016 Employee Plan.

a.           Stock Options.  Our Compensation Committee may award stock options (“Options”) to purchase a specified number of shares of Common Stock. The exercise price of an Option will be determined by our Compensation Committee and may be no less than the fair market value of the underlying shares on the date of grant.  Moreover, any outstanding Options cannot be repriced, absent prior approval of the stockholders. The maximum number of shares of our Common Stock with respect to which Options and SARs (as described below) may be granted to any single participant during any one of our fiscal years is 100,000.  Tax-qualified incentive stock options (“ISOs”) and non-qualified stock options (“NQOs”) may be awarded to participants under the 2016 Employee Plan.  Our Compensation Committee determines the term of the Options, the vesting periods and the permissible methods of payment of the exercise price (e.g., cash, shares of Common Stock, cashless exercise, etc.), and this is reflected in the Award Agreement.  Our Compensation Committee also may provide that performance or other conditions be met before all or any part of an Option may be exercised.

b.           Stock Appreciation Rights.  A stock appreciation right (“SAR”) gives the participant the right to receive the excess (if any) of the fair market value of a specified number of shares of Common Stock at the time of exercise over the grant price of the SAR (which shall not be less than the fair market value of the shares on the date of grant).  The terms, methods of exercise, methods of settlement (e.g., cash, shares of Common Stock, or a combination thereof), and any other terms and conditions of any SAR will be determined by our Compensation Committee at the time of the grant of the award and is reflected in the Award Agreement.

c.           Stock Awards.  Our Compensation Committee may award shares of our Common Stock to a participant at no cost to the participant.  The award may take the form of an immediate transfer of shares which are subject to forfeiture if conditions specified by the Compensation Committee are not met (“Restricted Stock”).  Alternatively, the award may take the form of an immediate transfer of shares which are not subject to a risk of forfeiture or a deferred transfer of shares if and when the conditions specified by the Compensation Committee are met (“Unrestricted Stock”).  The criteria for avoiding forfeiture of Restricted Stock, or receiving a deferred transfer of Unrestricted Stock, may be the completion of a period of continuous employment with us, or satisfaction of specified performance goals, or a combination thereof.

d.           Performance-Based Awards.  Our Compensation Committee may grant a stock award that will entitle the holder to receive a specified number of shares of Common Stock if certain performance goals are met (“Performance Shares”).  These goals may include, for example, the price of our Common Stock as reported on the NYSE MKT reaching one or more targeted levels, or our earnings on a per-share basis reaching one or more targeted levels.  Unless otherwise provided in the relevant Award Agreement, a participant must be employed by us on the last day of the performance period to be eligible for a performance award for such performance period.  These are essentially stock awards that are subject to performance criteria to enable the award to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”).

6.           Interpretation.  Our Compensation Committee has the power to set, alter or change the rules, guidelines and regulations for the administration of the 2016 Employee Plan, and to interpret the 2016 Employee Plan, any awards under the 2016 Employee Plan, and any and all guidelines, rules and regulations adopted pursuant to the 2016 Employee Plan.  Any determinations made by the Compensation Committee will be conclusive and binding on all 2016 Employee Plan participants and their beneficiaries.

7.           Amendments.  Our Board may, from time to time, in its discretion, amend or supplement any provision of the 2016 Employee Plan, in whole or in part; provided however, no amendment may be made to modify the requirements for eligibility for participation, to increase the number of shares of our Common Stock with respect to which awards may be granted under the 2016 Employee Plan to permit repricing of Options or extend the term of the 2016 Employee Plan unless approved by our stockholders. No amendment to the 2016 Employee Plan may adversely affect the rights of participants in any material way with respect to outstanding awards without the consent of the affected participants.

8.           Anti-Dilution.  The number of shares with respect to which awards may be granted under the 2016 Employee Plan, the number of shares of our Common Stock subject to any outstanding award, and the nature of the securities which may be issued under the 2016 Employee Plan, in each case shall be adjusted as a result of stock splits, stock dividends, or other subdivisions or combinations of our Common Stock, or reorganizations, mergers, consolidations, dividends or reclassifications affecting us.  In particular, in the event of our merger, liquidation or dissolution, or a sale of all or substantially all of our assets, the Compensation Committee has discretion to cancel or exchange outstanding awards for cash or other securities as described in more detail in Article 12 of the 2016 Employee Plan.

9.           Limits on Transfer.  No right or interest of a participant in any award may be pledged, encumbered, or hypothecated to or in favor of any party other than Blonder, or shall be subject to any lien, obligation, or liability of such participant to any other party other than Blonder.  No award is assignable or transferable by a participant other than by will or the laws of descent and distribution, except that the Compensation Committee, in its discretion, may permit a participant to make a gratuitous transfer of an award that is not an ISO (or SAR granted in tandem with an ISO) to his or her spouse, lineal descendants, lineal ascendants, or a duly established trust for the benefit of one or more of these individuals.

10.           Clawback.  The 2016 Employee Plan provides that any award under the 2016 Employee Plan is subject to our ability to recoup or recover (i.e., clawback) any such award, Common Stock or other consideration previously granted pursuant to (i) any compensation recovery or recoupment policy to be adopted by us from time to time in the future, or (ii) any other applicable law, regulation or stock exchange rule.

Federal Tax Consequences of 2016 Employee Plan

The following is a summary of the principal federal tax consequences of the 2016 Employee Plan under the Code, based on laws and regulations in effect on the date of this Proxy Statement, which laws and regulations are subject to change, and does not purport to be a complete description of the federal tax aspects of the 2016 Employee Plan.

A participant does not realize taxable income upon the award of an Option.  If the Option qualifies as an ISO, the participant does not realize taxable income upon exercise of the Option (except for purposes of the alternative minimum tax). The maximum value of shares of our Common Stock (measured at the time of the award) subject to ISOs granted to any participant which can become exercisable in any calendar year is $100,000.  Provided the participant holds the Common Stock for at least one year and until the end of the two-year period from the date the Option was awarded, the gain or loss upon the sale of the Common Stock will be treated as capital gain or loss. If the participant sells the stock before satisfying both of these holding period requirements, this is known as a “disqualifying disposition.”  In the event of a disqualifying disposition, the lesser of (1) the excess of the fair market value of the Common Stock at the time of exercise over the exercise price, or (2) the excess (if any) of the fair market value of the Common Stock at the time of sale over the exercise price will be taxable to the participant as ordinary income.  We will not be entitled to any tax deduction in connection with an ISO, except that we will be entitled to a deduction equal to the amount that is taxable to the participant as ordinary income as a result of a disqualifying disposition.

If an Option is an NQO, the participant will realize ordinary compensation income at the time of exercise equal to the excess of the fair market value of our Common Stock at the time of exercise over the exercise price, and we will be entitled to a tax deduction for the same amount.

A participant does not realize taxable income upon the award of a SAR. The participant will realize ordinary compensation income upon the receipt of the cash or Common Stock resulting from the exercise of a SAR, and we will be entitled to a tax deduction for the same amount.

In general, a participant does not realize taxable income upon the award of Restricted Stock; the value of the Restricted Stock will be taxable to the participant as ordinary compensation income if and when the forfeiture restrictions lapse.  However, a participant may make an election under Section 83(b) of the Code (“83(b) Election”) to be taxed on the value of the Restricted Stock at the time of the award.  If a participant makes an 83(b) Election, he or she will not be taxed on the Restricted Stock if and when the forfeiture restrictions lapse.  A participant would make an 83(b) Election by filing a written statement with the IRS no later than 30 days after the date of the award of the Restricted Stock. A copy of that statement also must be given to us, and another copy must be attached to the participant’s income tax return for the year of the award.

A participant will realize ordinary compensation income upon the receipt of Unrestricted Stock equal to the value of the Unrestricted Stock at that time.

We will be entitled to a tax deduction attributable to Restricted Stock or Unrestricted Stock equal to the amount taxable to the participant, and at the time it is taxable to the participant, subject to special rules under Section 162(m) of the Code which may limit the deductibility of compensation attributable to such awards which are granted to our Chief Executive Officer and the three highest compensated officers (other than the Chief Executive Officer and the Chief Financial Officer) whose compensation must be reported in our Proxy Statement.

We will have the authority and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy federal, state, and local taxes required by law to be withheld with respect to any taxable event arising as a result of the 2016 Employee Plan.  A participant may elect to have us withhold from the Common Stock that would otherwise be received upon the exercise of any Option, a number of shares having a fair market value equal to the minimum statutory amount necessary to satisfy our applicable federal, state, local and foreign tax withholding obligations.

All awards under the 2016 Employee Plan that are subject to Section 409A of the Code shall be structured to comply with Section 409A.  Section 409A provides limitations on nonqualified deferred compensation. Section 409A contains rules affecting elections to defer compensation and the actual payment of the deferred compensation.  For purposes of Section 409A, “deferred compensation” is defined in a very broad manner, and could include certain types of awards under the 2016 Employee Plan, such as SARs, Restricted Stock and Unrestricted Stock.  Award recipients could be subject to adverse federal income tax consequences to the extent that their awards do not comply with Section 409A.

Awards Under the 2016 Employee Plan

Because awards under the 2016 Employee Plan are at the discretion of the Compensation Committee, the benefits to be received by or allocated to the named executive officers, the current executive officers as a group and all employees (other than the current executive officers) as a group, cannot be determined at this time. As of March 31, 2016, no awards have been made under the 2016 Employee Plan.

Equity Compensation Plans

The following table provides certain summary information as of December 31, 2015 concerning our compensation plans (including individual compensation arrangements) under which shares of our Common Stock may be issued.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights(#)		Weighted-Average Exercise Price Of Outstanding Options, Warrants And Rights($)	Awards of Restricted And Unrestricted Shares(#)		Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In The First Column)(#)
Equity Compensation Plans Approved By Security Holders	1,872,749	(1)	1.31	502,000	(2)	825,251	(3)
Equity Compensation Plans Not Approved By Security Holders	–		–	–		–
Total	1,872,749		1.31	502,000		825,251

(1)	Includes shares of our Common Stock which may be issued upon the exercise of options or rights granted under the 2005 Employee Plan and the 2005 Director Plan.
(2)	The total number of shares of restricted stock is 322,000; the total number of shares of unrestricted stock is 180,000.
(3)
Includes 813,584 shares of our Common Stock available for issuance as stock option grants, stock appreciation rights, restricted or unrestricted stock awards or performance based stock awards under the 2005 Employee Plan.  Includes 11,677 shares of our Common Stock available for issuance as stock option grants, stock appreciation rights, or restricted or unrestricted stock awards under the 2005 Director Plan.  Does not include shares of our Common Stock available for issuance as stock option grants, stock appreciation rights, restricted or unrestricted stock awards or performance based stock awards under the 2016 Employee Plan or the 2016 Director Plan.  As of the date of this Proxy Statement, no grants or awards have been made under the 2016 Employee Plan or the 2016 Director Plan.

Recommendation of the Board of Directors

Our Board of Directors recommends that stockholders vote FOR the proposal to approve the 2016 Employee Equity Incentive Plan.

Proxies received by the Board of Directors will be voted FOR the proposal to approve the 2016 Employee Equity Incentive Plan unless stockholders specify in their proxies a contrary choice.

PROPOSAL NO. 3 – APPROVAL OF 2016 DIRECTOR EQUITY INCENTIVE PLAN

Background of the Proposal

At the Annual Meeting, stockholders will be presented with a proposal to approve the adoption of the 2016 Director Equity Incentive Plan (“2016 Director Plan”), which is intended to supplement the existing 2005 Director Plan (defined below).

The 2016 Director Plan authorizes our Board of Directors to grant equity-based awards to our non-employee Directors, currently representing six persons.  Similar to the 2005 Director Plan, the purpose of the 2016 Director Plan is to promote our success and enhance our value by linking the personal interests of our non-employee Directors to those of our stockholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to stockholders.  Similar to the 2005 Director Plan, the 2016 Director Plan is designed to give the Board flexibility in structuring awards that will achieve these objectives.

At our 2014 Annual Meeting, stockholders approved a proposal to amend and restate our 2005 Director Equity Incentive Plan, as amended (“2005 Director Plan”).  That amendment and restatement (i) extended the term of the 2005 Director Plan from February 7, 2014 to February 7, 2024, (ii) increased the number of shares of common stock available for issuance under the 2005 Director Plan by an additional 200,000 shares, (iii) made awards under the 2005 Director Plan subject to clawback provisions under applicable law or under policies that may be adopted by us from time to time, (iv) prohibited re-pricing of stock options absent advance stockholder approval, and (v) made certain conforming and clarifying changes to the 2005 Director Plan.  As of March 31, 2016, there were 11,667 shares available for issuance under 2005 Director Plan.  The Board of Directors believes it is the best interest of Blonder and its stockholders to implement the 2016 Director Plan to supplement the 2005 Director Plan because the Board of Directors believes that the number of shares available under the 2005 Director Plan will not be sufficient given our compensation structure, strategy and anticipated grants in 2016 and thereafter.  The terms of the 2016 Director Plan are substantially similar to the 2005 Director Plan, all as more fully described below.

Summary Description of the 2016 Director Plan

The following is a summary of the material provisions of the 2016 Director Plan.  The full text of the proposed 2016 Director Plan is included in Appendix B to this Proxy Statement.  We urge stockholders to read Appendix B , as the below summary does not purport to be a complete description of all of the provisions of the 2016 Director Plan and is qualified in its entirety by reference to the text of Appendix B.

1.           Number of Shares.  The aggregate number of shares reserved for grant under the 2016 Director Plan will be 400,000.

2.           Administration.  The 2016 Director Plan is administered by the Board of Directors.

3.           Eligibility; Participation. All of our Directors who are not currently, nor have been within the past six months, employed by us or any subsidiary of ours are eligible to become participants in the 2016 Director Plan.  The Board of Directors will select from time to time, from among all eligible individuals, the persons who shall be granted an award under the 2016 Director Plan.

4.           Term of 2016 Director Plan.  The 2016 Director Plan became effective as of February 4, 2016 (contingent upon approval by the stockholders) and will terminate on February 4, 2026.  Our Board of Directors has the right to terminate the 2016 Director Plan prior to such date without prejudice in any material way to the holders of any awards then outstanding.

5.           2016 Director Plan Awards.  The 2016 Director Plan authorizes the Board to grant a variety of incentive awards to participants, as described below.  Each award will be evidenced by a written Award Agreement, which specifies the terms and conditions of the particular award, as determined by the Board of Directors in its discretion, subject to the limitations set forth in the 2016 Director Plan.

a.           Stock Options.  The Board of Directors may award stock options (“Options”) to purchase a specified number of shares of Common Stock. The exercise price of an Option will be determined by the Board of Directors and may be no less than the fair market value of the underlying shares on the date of grant.  Moreover, any outstanding Options cannot be re-priced, absent prior approval of the stockholders.  Only Options that are NQOs may be awarded to participants under the 2016 Director Plan. The Board of Directors will determine the term of the Option, the vesting periods and the permissible methods of payment of the exercise price (e.g., cash, shares of Common Stock, cashless exercise, etc.), and this will be reflected in the Award Agreement.

b.           Stock Appreciation Rights.  A stock appreciation right (“SAR”) gives the participant the right to receive the excess (if any) of the fair market value of a specified number of shares of Common Stock at the time of exercise over the grant price of the SAR (which shall not be less than the fair market value of the shares on the date of grant).  The terms, methods of exercise, methods of settlement (e.g., cash, shares of Common Stock, or a combination thereof), and any other terms and conditions of any SAR will be determined by the Board of Directors at the time of the grant of the award and is reflected in the Award Agreement.

c.           Stock Awards.  The Board of Directors may award shares of our Common Stock to a participant at no cost to the participant.  The award may take the form of an immediate transfer of shares which are subject to forfeiture if conditions specified by the Board of Directors are not met (“Restricted Stock”).  Alternatively, the award may take the form of an immediate transfer of shares which are not subject to a risk of forfeiture or a deferred transfer of shares if and when the conditions specified by the Board of Directors are met (“Unrestricted Stock”).  The criteria for avoiding forfeiture of Restricted Stock, or receiving a deferred transfer of Unrestricted Stock, may be the completion of a period of continuous service on the Board, or satisfaction of specified performance goals, or a combination thereof.

6.           Interpretation.  The Board of Directors has the power to set, alter or change the rules, guidelines and regulations for the administration of the 2016 Director Plan, and to interpret the 2016 Director Plan, any awards under the 2016 Director Plan, and any and all guidelines, rules and regulations adopted pursuant to the 2016 Director Plan.  Any determinations made by the Board of Directors will be conclusive and binding on all 2016 Director Plan participants and their beneficiaries.

7.           Amendments.  The Board of Directors may, from time to time, in its discretion, amend or supplement any provision of the 2016 Director Plan, in whole or in part; provided however, no amendment may be made to modify the requirements for eligibility for participation, to increase the number of shares of our Common Stock with respect to which awards may be granted under the 2016 Director Plan to permit re-pricing of Options or extend the term of the 2016 Director Plan unless approved by our stockholders. No amendment to the 2016 Director Plan may adversely affect the rights of participants in any material way with respect to outstanding awards without the consent of the affected participants.

8.           Anti-Dilution.  The number of shares with respect to which awards may be granted under the 2016 Director Plan, the number of shares of our Common Stock subject to any outstanding award, and the nature of the securities which may be issued under the 2016 Director Plan, in each case shall be adjusted as a result of stock splits, stock dividends, or other subdivisions or combinations of our Common Stock, or reorganizations, mergers, consolidations, dividends or reclassifications affecting us.  In particular, in the event of our merger, liquidation or dissolution, or a sale of all or substantially all of our assets, the Compensation Committee has discretion to cancel or exchange outstanding awards for cash or other securities as described in more detail in Article 11 of the 2016 Director Plan.

9.           Limits on Transfer.  No right or interest of a participant in any award may be pledged, encumbered, or hypothecated to or in favor of any party other than Blonder, or shall be subject to any lien, obligation, or liability of such participant to any other party other than Blonder.  No award is assignable or transferable by a participant other than by will or the laws of descent and distribution, except that the Board of Directors, in its discretion, may permit a participant to make a gratuitous transfer of an award to his or her spouse, lineal descendants, lineal ascendants, or a duly established trust for the benefit of one or more of these individuals.

10.           Clawback.  The 2016 Director Plan provides that any award under the 2016 Director Plan is subject to our ability to recoup or recover (i.e., clawback) any such award, Common Stock or other consideration previously granted pursuant to (i) any compensation recovery or recoupment policy to be adopted by us from time to time in the future, or (ii) any other applicable law, regulation or stock exchange rule.

Federal Tax Consequences of 2016 Director Plan

The following is a summary of the principal federal tax consequences of the 2016 Director Plan under the Code, based on laws and regulations in effect on the date of this Proxy Statement, which laws and regulations are subject to change, and does not purport to be a complete description of the federal tax aspects of the 2016 Director Plan.

A participant does not realize taxable income upon the award of an Option.  The participant will realize ordinary compensation income at the time of exercise equal to the excess of the fair market value of the Common Stock at the time of exercise over the exercise price, and we will be entitled to a tax deduction for the same amount.

A participant does not realize taxable income upon the award of a SAR.  The participant will realize ordinary compensation income upon the receipt of the cash or Common Stock resulting from the exercise of a SAR, and we will be entitled to a tax deduction for the same amount.

In general, a participant does not realize taxable income upon the award of Restricted Stock; the value of the Restricted Stock will be taxable to the participant as ordinary compensation income if and when the forfeiture restrictions lapse.  However, a participant may make an election under Section 83(b) of the Code (“83(b) Election”) to be taxed on the value of the Restricted Stock at the time of the award.  If a participant makes an 83(b) Election, he or she will not be taxed on the Restricted Stock if and when the forfeiture restrictions lapse.  A participant would make an 83(b) Election by filing a written statement with the IRS no later than 30 days after the date of the award of the Restricted Stock.  A copy of that statement also must be given to us, and another copy must be attached to the participant’s income tax return for the year of the award.

A participant will realize ordinary compensation income upon the receipt of Unrestricted Stock equal to the value of the Unrestricted Stock at that time.

We will be entitled to a tax deduction attributable to Restricted Stock or Unrestricted Stock equal to the amount taxable to the participant, and at the time it is taxable to the participant.  We will have the authority and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy federal, state, and local taxes required by law to be withheld with respect to any taxable event arising as a result of the 2016 Director Plan.  A participant may elect to have us withhold from the Common Stock that would otherwise be received upon the exercise of any Option, a number of shares having a fair market value equal to the minimum statutory amount necessary to satisfy our applicable federal, state, local and foreign tax withholding obligations.

All awards under the 2016 Director Plan that are subject to Section 409A of the Code shall be structured to comply with Section 409A.  Section 409A provides limitations on nonqualified deferred compensation. Section 409A contains rules affecting elections to defer compensation and the actual payment of the deferred compensation.  For purposes of Section 409A, “deferred compensation” is defined in a very broad manner, and could include certain types of awards under the 2016 Director Plan, such as SARs, Restricted Stock and Unrestricted Stock.  Award recipients could be subject to adverse federal income tax consequences to the extent that their awards do not comply with Section 409A.

Awards Under the 2016 Director Plan

Because awards under the 2016 Director Plan are at the discretion of the Board of Directors, the benefits to be received by or allocated to any of the eligible participants, either individually or as a group, cannot be determined at this time.  All of the awards under the 2016 Director Plan will be made only to our non-employee Directors, who are the only persons eligible to receive awards under the 2016 Director Plan.  Because the awards under the 2016 Director Plan are intended to be compensatory in connection with service on the Board of Directors, no consideration has been or will generally be received by us upon the grant of any award.

Awards Under the 2005 Director Plan

As of March 31, 2016, all of our current non-employee Directors as a group have been awarded (i) an aggregate of 180,000 shares of Unrestricted Stock and (ii) Options to purchase a total of 408,833 shares of our Common Stock at exercise prices ranging from $0.755 to $1.98 per share under the 2005 Director Plan.  The vesting and exercisability of those Option awards is subject to continued service as a Director of Blonder.  As disclosed above under “Directors’ Compensation,” each of our non-employee Directors was awarded (i) 30,000 shares of our Unrestricted Stock in 2015, (ii) Options under the 2005 Director Plan to purchase an aggregate of 59,166 shares of our Common Stock (10,000 for each non-employee Director other than James H. Williams, who became a Director during 2015 and received an Option to purchase the pro-rated amount of 9,166 shares during 2015) and (iii) 50,000 shares of our Common Stock in the aggregate (10,000 for each non-employee Director) during 2014.  The term of these Options is ten years from the grant date of the Option.  This disclosure of shares subject to awards granted under the 2005 Director Plan excludes awards that have been cancelled or forfeited.

Equity Compensation Plans

See “Equity Compensation Plans” above under Proposal 2 for information regarding shares of our Common Stock that may be issued under our compensation plans.

Recommendation of the Board of Directors

Our Board of Directors recommends that stockholders vote FOR the proposal to approve the 2016 Director Equity Incentive Plan.

Proxies received by the Board of Directors will be voted FOR the proposal to approve the 2016 Director Equity Incentive Plan, unless stockholders specify in their proxies a contrary choice.

PROPOSAL NO. 4 – APPROVAL OF THE ISSUANCE OF COMMON STOCK
UPON CONVERSION OF CERTAIN CONVERTIBLE INDEBTEDNESS,
PURSUANT TO NYSE MKT “CHANGE OF CONTROL” RULES

Background of the Proposal; Reasons for Seeking Stockholder Approval

At the Annual Meeting, stockholders will be presented with a proposal to approve the issuance of shares of our Common Stock if and when the holders of certain outstanding indebtedness of the Company seek to convert the indebtedness into shares of Common Stock.  The provisions of that indebtedness permit the holders to convert the indebtedness into shares of Common Stock under circumstances and on certain terms, as described below. We are submitting this proposal in addition to Proposal 5, which seeks stockholder approval under the NYSE MKT’s “private placement” rule with respect the issuance of shares of our Common Stock if and when the holders of certain outstanding indebtedness of the Company seek to convert the indebtedness into shares of Common Stock.

We are submitting this proposal for stockholder approval in order to comply with certain provisions of the NYSE MKT’s rules applicable to us and to satisfy contractual obligations we have to the holders of the indebtedness.  Our Common Stock is listed on the NYSE MKT, which makes us subject to a variety of rules and requirements set forth in the NYSE MKT Company Guide (the “Company Guide”).  Section 713(b) of the Company Guide requires listed companies to obtain stockholder approval in connection with an issuance or potential issuance of shares that could result in a change of control of a NYSE MKT-listed company (the “Change of Control Rule”).  We believe that the conversion of the indebtedness, if it were to take place, would result in the issuance of a sufficient number of shares of Common Stock that, when combined with the current shareholdings of certain of the holders of the indebtedness, could be deemed to be a “change of control” for purposes of the Change of Control Rule.

As we have previously disclosed, on February 11, 2016 we entered into a Senior Subordinated Convertible Loan and Security Agreement (the “Loan Agreement”) with Robert J. Pallé and Carol M. Pallé (the “Initial Lenders”), under which the Initial Lenders agreed to provide the Company with financing of up to $600,000 in the form of senior subordinated convertible debt.  Mr. Pallé is our President and Chief Executive Officer, and also serves as a director.  Mrs. Pallé is an employee of the Company and is Mr. Pallé’s spouse.  On March 28, 2016, the Loan Agreement was amended and restated in its entirety (hereinafter referred to as the “Amended and Restated Loan Agreement”), adding Steven L. Shea and James H. Williams as lenders (the “Supplemental Lenders”; and together with the Initial Lenders, collectively, the “Lenders”).  Mr. Shea, who is our Chairman of the Board and a director of the Company, agreed to provide the Company with additional financing of up to $100,000.  Mr. Williams, who is one of our directors, agreed to provide the Company with additional financing of up to $50,000. These commitments are in addition to the $600,000 committed to be financed by the Initial Lenders under the Loan Agreement and carried over to the Amended and Restated Loan Agreement.  Interest on the actual amounts advanced under the Amended and Restated Loan Agreement accrues at 12% per annum (subject to increase under certain circumstances) and is payable in cash, at our option, or monthly in-kind by the automatic increase of the principal amount of the term loan on each monthly interest payment date, by the amount of the accrued interest payable at that time (“PIK Interest”).

As a condition precedent to both the Loan Agreement and the Amended and Restated Loan Agreement, the Company’s institutional lender, Santander Bank (“Santander”), required that all amounts loaned to the Company by the Lenders and comingled with the Company’s existing working capital, be subordinated, as to payment and priority of liens, to the rights of Santander, with such rights and benefits of Santander, and limitations on the Lenders and the Company, as they relate to the Amended and Restated Loan Agreement, embodied in a certain Amended and Restated Subordination Agreement between the parties (the “Santander Subordination Agreement”), which, as noted below, was filed as an exhibit to the Company’s Current Report on Form 10-K.  The terms of the Santander Subordination Agreement preclude the cash payment of interest accruing under the Amended and Restated Loan Agreement and as a result, it is anticipated that all such interest accrued thereunder will be paid as PIK Interest, unless and until the Company’s indebtedness to Santander is repaid or they otherwise consent to the payment of interest in cash.

The Amended and Restated Loan Agreement provides each of the Lenders with the option of converting the principal balance of such Lender’s loan, in whole (unless otherwise agreed by the Company), into shares of the Company’s common stock at a conversion price of $0.54 per share.  The conversion price will not increase or decrease based on changes in the market price of our Common Stock.  The conversion price will only be subject to adjustment if there are changes to our capitalization by reason of stock dividends, stock splits, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, and to downward adjustment if we undertake certain financings below an effective price of $0.54.  The aggregate commitment by the Lenders of $750,000 under the Amended and Restated Loan Agreement is divided into three tranches.  Tranche A, in the amount of $300,000, was advanced by the Initial Lenders over a period of several months.  Tranche B, in the amount of $200,000, was advanced on March 31, 2016, of which $50,000 was advanced by the Initial Lenders and the balance was advanced by Mr. Williams (in the amount of $50,000) and by Mr. Shea (in the amount of $100,000).  Tranche C, in the amount of $250,000, representing the balance of the $600,000 commitment agreed to be advanced by the Initial Lenders, has not as yet been advanced.

As of March 31, 2016, the Initial Lenders beneficially owned, in the aggregate, 1,493,798 shares of Common Stock, representing approximately 22% of the issued and outstanding shares of Common Stock as of that date.  In addition, the Initial Lenders hold options to purchase up to an additional 475,666 shares of Common Stock that are exercisable within 60 days of March 31, 2016.  As of March 31, 2016, the Initial Lenders had provided loans to us in an aggregate principal amount of $350,000 and PIK interest of $6,133 had accrued on the outstanding principal amount.  If the Initial Lenders were to convert the current principal balance of the indebtedness (including the PIK interest) into shares of Common Stock at the conversion price, they would receive 659,502 additional shares of Common Stock, and their total shareholdings would represent approximately 29% of the issued and outstanding shares of Common Stock, calculated as of March 31, 2016.  If the Initial Lenders were also to exercise their options to purchase 475,666 shares of Common Stock, under options that are exercisable within 60 days of March 31, 2016, their total shareholdings would represent approximately 33% of the issued and outstanding shares of Common Stock, calculated as of March 31, 2016.  If (i) the Initial Lenders had provided loans to us in the maximum of $600,000 as of March 31, 2016, (ii) those loans remain outstanding until the end of the term of the Amended and Restated Loan Agreement, and (iii) we meet all of our interest payment obligations through PIK Interest, the aggregate number of shares the Initial Lenders would receive upon conversion would be approximately 1,604,422, at March 28, 2019 (the final date upon which the Initial Lenders may convert).  Although the Change of Control Rule does not specify a percentage threshold for determining when a change of control has occurred or might occur, we believe that the potential increase in the ownership of the Initial Lenders from 22% to 40% of the issued and outstanding shares of Common Stock (taking into account the Initial Lenders’ current shareholdings plus the maximum amounts they could obtain through exercise of options and conversion of the maximum amount of their loans and PIK Interest) would likely be considered to be a “change of control” for purposes of the Change of Control Rule.  These conversion rights are subject to stockholder approval as required by NYSE MKT rules, and we have agreed in the Amended and Restated Loan Agreement to submit this proposal for stockholder approval at this Annual Meeting.

The foregoing description of the terms of the Amended and Restated Loan Agreement is only a summary.  Stockholders are encouraged to carefully review the full text of the Amended and Restated Loan Agreement, the related Amended and Restated Mortgage and Security Agreement, as well as the Santander Subordination Agreement, which are included as Exhibits 10.37 and 10.38, and 10.39, respectively, to our Annual Report on Form 10-K filed with the SEC on March 30, 2016.

Certain Consequences if the Proposal is Approved

If this proposal is approved by the stockholders, the Initial Lenders will be able, at their option, to convert the indebtedness due to them into shares of Common Stock at a conversion price of $0.54 per share.  As noted above, if the Initial Lenders were to convert the current outstanding amount of the indebtedness (including the PIK interest) into shares of Common Stock at the conversion price, they would receive 659,502 additional shares of Common Stock, and their total shareholdings would represent approximately 29% of the issued and outstanding shares of Common Stock (determined as of March 31, 2016).  If (i) the Initial Lenders had provided loans to us in the maximum of $600,000 as of March 31, 2016, (ii) those loans remain outstanding until the end of the term of the Amended and Restated Loan Agreement, and (iii) we meet all of our interest payment obligations through PIK Interest, the aggregate number of shares the Initial Lenders would receive upon conversion at March 28, 2019, would be approximately 1,604,422, and their total shareholdings would represent approximately 37% of the issued and outstanding shares of Common Stock, based on the number of shares of Common Stock issued and outstanding as of March 31, 2016.  In addition, if the Initial Lenders were to exercise all of their options to purchase Common Stock, their total would represent approximately 40% of the issued and outstanding shares of Common Stock, based on the number of shares of Common Stock issued and outstanding as of March 31, 2016.

The effects of the conversion will be to substantially dilute the ownership of existing stockholders and give the Initial Lenders significant additional influence over the Company, particularly with respect to matters requiring a vote of stockholders, including the election of directors, changes to our certificate of incorporation and mergers or similar combination transactions.

Certain Consequences if the Proposal is Not Approved

If this proposal is not approved by the stockholders, the Initial Lenders will not be prohibited from converting the indebtedness into shares of Common Stock, but the Initial Lenders will be limited in the amount of shares they may receive upon conversion.  The Amended and Restated Loan Agreement provides that if stockholder approval is not obtained, the Initial Lenders will only be able to convert outstanding indebtedness in an amount that would not cause the issuance of an amount of shares that would result in an increase in ownership constituting a “change of control” for purposes of Section 713(b) of the Company Guide.  In addition, if stockholder approval is not obtained, we will be obligated to pay the Initial Lenders additional interest on the amount of indebtedness that they are not able to convert into shares of Common Stock.  The supplemental interest we would be obligated to pay under those circumstances is 5%, which is in addition to the 12% interest rate applicable to the amounts loaned by the Initial Lenders.

Recommendation of the Board of Directors

Our Board of Directors recommends that stockholders vote FOR approval of the issuance of the maximum number of shares of our Common Stock issuable in connection with conversion by the Initial Lenders of amounts that the Initial Lenders have the right to convert under the Amended and Restated Loan Agreement.

Proxies received by the Board of Directors will be voted FOR approval of the issuance of the maximum number of shares of our Common Stock issuable in connection with conversion by the Initial Lenders of amounts that the Initial Lenders have the right to convert under the Amended and Restated Loan Agreement, unless stockholders specify in their proxies a contrary choice.

PROPOSAL NO. 5 – APPROVAL OF THE ISSUANCE OF COMMON STOCK
UPON CONVERSION OF CERTAIN CONVERTIBLE INDEBTEDNESS,
PURSUANT TO NYSE MKT “PRIVATE PLACEMENT” RULES

Background of the Proposal; Reasons for Seeking Stockholder Approval

At the Annual Meeting, stockholders will be presented with a proposal to approve the issuance of shares of our Common Stock if and when the holders of certain outstanding indebtedness of the Company seek to convert the indebtedness into shares of Common Stock.  The provisions of that indebtedness permit the holders to convert the indebtedness into shares of Common Stock under certain circumstances and on certain terms, as described below.  We are submitting this proposal in addition to Proposal 4, which seeks stockholder approval under the NYSE MKT’s “change of control” rule.

We are submitting this proposal for stockholder approval in order to comply with certain provisions of the NYSE MKT’s rules applicable to us and to satisfy contractual obligations we have to the holders of the indebtedness.  As discussed with respect to Proposal 4, because our Common Stock is listed on the NYSE MKT, we are subject to a variety of rules and requirements set forth in the Company Guide.  Section 713(a) of the Company Guide requires listed companies to obtain stockholder approval in connection with an issuance or potential issuance of shares equal to 20% or more of the outstanding common stock for less than the greater of book or market value of the issuing company’s stock (the “Private Placement Rule”).  Based on the conversion terms of the indebtedness, as described below, including the conversion price of $0.54 per share, the number of shares of Common Stock issuable upon the full conversion of the indebtedness (including accrued PIK Interest) would constitute 20% or more of our current issued and outstanding shares.  Although the conversion price may be deemed to be the market value of our Common Stock at the time we entered into the Amended and Restated Loan Agreement, our book value per share of Common Stock exceeded the conversion price as of that date.

As we have previously disclosed, and as described in additional detail in Proposal 4, on February 11, 2016 we entered into the Loan Agreement with the Initial Lenders, under which the Initial Lenders agreed to provide the Company with financing of up to $600,000 in the form of senior subordinated convertible debt.  On March 28, 2016, the Loan Agreement was amended and restated in its entirety, with the Amended and Restated Loan Agreement adding Steven L. Shea and James H. Williams as lenders (the “Supplemental Lenders”; and together with the Initial Lenders, collectively, the “Lenders”).  Mr. Shea, who is our Chairman of the Board and a director of the Company, agreed to provide the Company with additional financing of up to $100,000.  Mr. Williams, who is one of our directors, agreed to provide the Company with additional financing of up to $50,000. These commitments are in addition to the $600,000 committed to be financed by the Initial Lenders under the Loan Agreement and carried over to the Amended and Restated Loan Agreement.  Interest on the actual amounts advanced under the Amended and Restated Loan Agreement accrues at 12% per annum (subject to increase under certain circumstances) and is payable in cash, at our option, or monthly in-kind by the automatic increase of the principal amount of the term loan on each monthly interest payment date, by the amount of the accrued interest payable at that time (“PIK Interest”).  As was have previously disclosed and described in additional detail in Proposal 4, the terms of the Santander Subordination Agreement preclude cash payments of interest accruing under the Amended and Restated Loan Agreement and as a result, it is anticipated that all such interest paid thereunder will be paid as PIK Interest, unless and until the Company’s indebtedness to Santander is repaid or they otherwise consent to the payment of interest in cash.

The Amended and Restated Loan Agreement provides each of the Lenders with the option of converting the principal balance of such Lender’s loan, in whole (unless otherwise agreed by the Company), into shares of the Company’s common stock at a conversion price of $0.54 per share.  The conversion price will not increase or decrease based on changes in the market price of our Common Stock.  The conversion price will only be subject to adjustment if there are changes to our capitalization by reason of stock dividends, stock splits, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, and to downward adjustment if we undertake certain financings below an effective price of $0.54.  The aggregate commitment by the Lenders of $750,000, under the Amended and Restated Loan Agreement is divided into three tranches.  Tranche A, in the amount of $300,000, was advanced by the Initial Lenders over a period of several months.  Tranche B, in the amount of $200,000, was advanced on March 31, 2016, of which $50,000 was advanced by the Initial Lenders and the balance was advanced by Mr. Williams (in the amount of $50,000) and by Mr. Shea (in the amount of $100,000).  Tranche C, in the amount of $250,000, representing the balance of the $600,000 commitment agreed to be advanced by the Initial Lenders, has not as yet been advanced.  Approval of this proposal will constitute approval of the issuance of the maximum number of shares that we are obligated to issue to all of the Lenders, if they all were to exercise their conversion rights with respect to the entire $750,000 of indebtedness, plus all PIK Interest, for purposes of the Private Placement Rule.  These conversion rights are subject to stockholder approval as required by NYSE MKT rules, and we have agreed in the Amended and Restated Loan Agreement to submit this proposal for stockholder approval at this Annual Meeting.

As of March 31, 2016, the Lenders had provided loans to us in an aggregate principal amount of $500,000 and PIK interest of $6,133 had accrued on the principal amount.  If the Lenders were to convert the indebtedness (including the PIK interest) into shares of Common Stock at the conversion price, they would receive 937,283 shares of Common Stock, representing approximately 12% of the issued and outstanding shares of Common Stock.  If (i) the Lenders had provided loans to us in the maximum of $750,000 as of March 31,2016, (ii) those loans remain outstanding until the end of the term of the Amended and Restated Loan Agreement and (iii) we meet all of our interest payment obligations through PIK Interest, the aggregate number of shares the Lenders would receive upon conversion at March 28, 2019, would be 2,001,469, representing approximately 23% of the issued and outstanding shares of Common Stock (determined as of March 31, 2016).

The foregoing description of the terms of the Amended and Restated Loan Agreement is only a summary.  Stockholders are encouraged to carefully review the full text of the Amended and Restated Loan Agreement, the Amended and Restated Mortgage and Security Agreement, as well as the Santander Subordination Agreement, which are included as Exhibits 10.37, 10.38 and 10.39, respectively, to our Current Report on Form 10-K filed with the SEC on March 30, 2016.

Certain Consequences if the Proposal is Approved

If this proposal is approved by the stockholders, the Lenders will be able, at their option, to convert the indebtedness into shares of Common Stock at a conversion price of $0.54 per share.  As noted above, if the Lenders were to convert the current outstanding amount of the indebtedness (including the PIK interest) into shares of Common Stock at the conversion price, they would receive 937,283 additional shares of Common Stock, and their total shareholdings would represent approximately 12% of the issued and outstanding shares of Common Stock (determined as of March 31, 2016).  If (i) the Lenders had provided loans to us in the maximum of $750,000 as of March 31, 2016, (ii) those loans remain outstanding until the end of the term of the Amended and Restated Loan Agreement, and (iii) we meet all of our interest payment obligations through PIK Interest, the aggregate number of shares the Lenders would receive upon conversion at March 28, 2019, would be approximately 2,001,469, representing approximately 23% of the issued and outstanding shares of Common Stock (determined as of March 31, 2016).

The effects of the conversion will be to substantially dilute the ownership of existing stockholders and give the Lenders significant additional influence over us, particularly with respect to matters requiring a vote of stockholders, including the election of directors, changes to our certificate of incorporation and mergers or similar combination transactions.  If the maximum number of shares issuable to the Lenders are issued to them on conversion of the indebtedness, our executive officers and directors as a group would own, in the aggregate, 4,285,548 shares, representing approximately 49% of the issued and outstanding shares of Common Stock (based on the current number of shares of Common Stock issued and outstanding).

Certain Consequences if the Proposal is Not Approved

If this proposal is not approved by the stockholders, the Lenders will not be prohibited from converting the indebtedness into shares of Common Stock, but will be limited in the amount of shares of Common Stock they may receive upon conversion.  The Amended and Restated Loan Agreement provides that if stockholder approval is not obtained, the Lenders will only be able to convert outstanding indebtedness in an amount that would not cause the issuance of an amount of shares that would represent 20% or more of the issued and outstanding Common Stock.  In addition, if stockholder approval is not obtained, we will be obligated to pay the Lenders additional interest on the amount of indebtedness that they are not able to convert into shares of Common Stock.  The supplemental interest we would be obligated to pay under those circumstances is 5%, which is in addition to the 12% interest rate applicable to the amounts lent by the Lenders.

Recommendation of the Board of Directors

Our Board of Directors recommends that stockholders vote FOR approval of the issuance of the maximum number of shares of our Common Stock issuable in connection with conversion by the Lenders of amounts that the Lenders have the right to convert under the Amended and Restated Loan Agreement.

Proxies received by the Board of Directors will be voted FOR approval of the issuance of the maximum number of shares of our Common Stock issuable in connection with conversion by the Lenders of amounts that the Lenders have the right to convert under the Amended and Restated Loan Agreement, unless stockholders specify in their proxies a contrary choice.

PROPOSAL NO. 6 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires that we include in this Proxy Statement the opportunity for our stockholders to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers.  The details of the compensations of our named executive offers are provided in “Executive Compensation” section of this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive pay program and policies. This vote is not intended to address any specific item of the compensation program, but rather to address the Company’s overall approach to executive compensation as disclosed in this Proxy Statement in accordance with the SEC’s rules.

We believe our compensation program aligns the executive officers’ compensation with the Company’s short-term and long-term performance and provides the compensation and incentives needed to attract, motivate and retain key executives who are important to our success.

Stockholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement, including the “Summary of Compensation Objectives and 2015 Compensation,” along with the Summary Compensation Table and other related compensation tables and narrative disclosure included in this Proxy Statement, which provide detailed information on the compensation of our named executive officers.  This information is included on pages 14 through 21 of this Proxy Statement.  Our compensation program has been designed to promote a performance-based culture which aligns the interests of our named executive officers and other officers with the interests of our stockholders.  Our compensation program has historically been designed to make a meaningful portion of executive pay variable, subject to increase when performance targets are achieved. This includes annual incentive cash compensation based on the achievement of specified performance objectives, which is typically limited to not more than 100% of an executive officer’s annual base salary.  A portion of our named executive officers’ compensation is also based on equity awards, including awards, in some instances, with vesting requirements.  The vesting requirements are intended to create long-term incentives as the executive only benefits if our stock price appreciates over the long-term and, in most cases, continue their employment with the Company.

In light of the Company’s performance over the past several years, our executive employees have not earned significant tangible benefits from either our salary bonus plan or from our equity awards.  The most recent period for which bonuses were paid to our executive employees under the Executive Bonus Plan was fiscal 2010.  Since 2010, no bonuses have been paid to the named executive officers under the Executive Bonus Plan, due to the failure to meet the objectives that were set at the beginning of each of the relevant fiscal years.

Other highlights of our compensation program during 2015 include the following:

•	None of the named executive officers have any employment agreements with us;
•
Salaries for the named executive officers have been held relatively flat, with no increase in salaries over the past three fiscal years Messrs. Palle and Luksch and increases averaging approximately 8% per year for Ms. Nikoo, 6% for Mr. Nikoo and 3% for Mr. Skolnik; and

•
Reductions in the cash compensation paid to our executive team generally, reflecting our need to address our diminished liquidity and difficult working capital position, and our increased reliance on grants of stock options and stock awards stock awards in 2015 to replace, at least in part, cash compensation with equity-based compensation and to also provide incentives to key employees to foster loyalty.

As discussed under Proposal 2 above, the Company anticipates that its reliance on grants of stock options and awards of restricted and unrestricted stock awards at these higher levels will continue in 2016.  In addition, in light of the decline in the value of the Company’s common stock, a greater number of shares is necessary to attempt to create meaningful incentives for key employees.

With respect to termination, severance and change of control compensation arrangements, as a general matter, other than our standard employee severance policy applicable to all salaried employees, we are not required to provide any severance, change of control or termination pay or benefits to any named executive officer, and they are not entitled to any tax gross-up payments in connection with any of our compensation programs.  However, in connection with the separation of Mr. Luksch in March 2015 and Ms. Nikoo in January 2016, we entered into separation agreements with them providing them with certain benefits outside of our standard policies. These agreements are described in our Current Reports on Form 8-K filed March 26, 2015 (with respect to Mr. Luksch) and January 13, 2016 (with respect to Ms. Nikoo).

The Compensation Committee and the Board of Directors strongly support our compensation program and ask stockholders to vote in favor of the following non-binding, advisory resolution:

“Resolved, that the stockholders of Blonder Tongue Laboratories, Inc. hereby approve the compensation of Blonder’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation tables and related narrative disclosures.”

Because this stockholder vote is advisory, it will not be binding on the Compensation Committee and the Board of Directors.  However, the Compensation Committee expects to take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation of the Board of Directors

Our Board of Directors recommends that stockholders vote FOR the advisory resolution approving the compensation of our named executive officers.

Proxies received by the Board of Directors will be voted FOR the advisory resolution approving the compensation of our named executive officers unless stockholders specify in their proxies a contrary choice.

PROPOSAL NO. 7 – RATIFICATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Marcum LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016.  Marcum LLP has been our independent registered public accounting firm since October 24, 2005.  We have been advised by Marcum LLP that neither it nor any member thereof has any financial interest, direct or indirect, in us or any of our subsidiaries, in any capacity.  One or more representatives of Marcum LLP is expected to be present at this year’s Annual Meeting of Stockholders and will have the opportunity to make a statement if he or she desires to do so and to answer appropriate questions from stockholders.

Although the submission of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 to a vote of our stockholders is not required by our Bylaws, the Board is submitting it to stockholders to ascertain their views.  If our stockholders do not ratify the appointment, we will not be bound to seek another independent registered public accounting firm for 2016, but the selection of another independent registered public accounting firm will be considered in future years.

Audit and Other Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees billed by Marcum LLP for professional services rendered for the years ended December 31, 2015 and December 31, 2014.

Services Rendered	2015	2014
Audit Fees	$250,554	$205,447
Audit-Related Fees	27,500	32,000
Tax Fees	29,500	25,559
All Other Fees	-	-
Total Fees	$307,554	$263,006

Audit Fees

The audit fees for fiscal years 2015 and 2014 were billed or expected to be billed for professional services rendered for the audit of our annual financial statements, the audit of our internal controls over financial reporting, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, consents to incorporate audited financial statements into effective registration statements related to our employee benefit plans, and assistance with earnings announcements furnished by us in our Current Reports on Form 8-K. The increase in 2015 as compared to 2014 was primarily due to increased audit complexity in 2015.

Audit-Related Fees

The audit-related fees for fiscal years 2015 and 2014 consisted principally of audits of our pension and 401(k) plans.

Tax Fees

Tax fees for fiscal years 2015 and 2014 consisted principally of preparing our U.S. federal and state income tax returns.

Our Audit Committee has reviewed the non-audit services currently provided by our independent registered public accounting firm and has considered whether the provision of such services is compatible with maintaining the independence of such independent registered public accounting firm.  Based on such review and consideration, the Audit Committee has determined that the provision of such non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

Pre-Approval Policy for Services by Independent Registered Public Accounting Firm

Our Audit Committee has implemented pre-approval policies and procedures for the engagement of our independent registered public accounting firm for both audit and permissible non-audit services.  Under these policies and procedures, all services provided by the independent registered public accounting firm must either (i) be approved by our Audit Committee prior to the commencement of the services, (ii) relate to assisting us with tax audits and appeals before a taxing authority or be services associated with periodic reports or registration statements filed by us with the SEC, all of which services are pre-approved by our Audit Committee, or (iii) be a de minimis non-audit service (as described in Rule 2-01(c)(7)(i)(C) of the SEC’s Regulation S-X) that does not have to be pre-approved as long as management promptly notifies our Audit Committee of such service and our Audit Committee approves it prior to the service being completed.  Within these parameters, our Audit Committee annually approves the scope and fees payable for the year end audit, statutory audits and employee benefit plans audits to be performed by the independent registered public accounting firm for the next fiscal year.  Our Audit Committee also may delegate pre-approval authority for permissible non-audit services to the Audit Committee’s Chairman.  Any approvals of non-audit services made by our Audit Committee’s Chairman are then reported by him at the next Audit Committee meeting.  All of the services provided by our independent registered public accounting firm during fiscal year 2015 were approved in accordance with our pre-approval policies and procedures. None of the services were approved pursuant to Rule 2-01(c)(7)(i)(C) of the SEC’s Regulation S-X.

Recommendation of the Board of Directors

Our Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the 2016 fiscal year.

Proxies received by the Board of Directors will be voted FOR the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the 2016 fiscal year unless stockholders specify in their proxies a contrary choice.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 28, 2016, the Company, Robert J. Pallé and Carol Pallé (the “Initial Lenders”), and James H. Williams and Steven Shea (the “Supplemental Lenders”, and together with the Initial Lenders, the “Lenders”), entered into the Amended and Restated Loan Agreement, pursuant to which the Lenders agreed to lend the Company up to $750,000.  A full description of the terms of the Amended and Restated Loan Agreement is set forth in Proposal 4 and Proposal 5 elsewhere in this Proxy Statement.  Mr. Pallé is our Chief Executive Officer and largest stockholder.  Mrs. Pallé is an employee of the Company and the spouse of Mr. Pallé.  Mr. Shea is our Chairman of the Board and a director of the Company.  Mr. Williams is a director of the Company.  The Loan Agreement, the Amended and Restated Loan Agreement and the transactions provided therein were approved, in each instance, by the Company’s independent directors (and in the case of the transactions involving Messrs. Shea and Williams, by the Company’s independent directors other than Messrs. Shea and Williams).

The former Chief Executive Officer’s son-in-law, Nezam Nikoo, is our Vice President–Engineering, Chief Technical Officer.  Mr. Nikoo’s spouse is Emily Nikoo, our former Executive Vice President.  Mr. Nikoo’s total salary and bonus in 2015 and 2014 was $189,297 and $180,609, respectively.  In addition, (i) in 2015, Mr. Nikoo received restricted stock awards of 25,000 shares, valued at $0.695 per share, and (ii) in 2015 and 2014, respectively, Mr. Nikoo also received (a) option awards reflecting an aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of $0.00 and $15,250, and (b) other compensation comprised of personal use of a company car, matching contributions to our 401(k) defined contribution plan and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Nikoo in the aggregate amount of $13,791 and $13,429.

One of our Directors, Gary P. Scharmett, is a partner at the law firm of Stradley Ronon Stevens & Young, LLP, which serves as our outside counsel.  For the 2015 and 2014 fiscal years, we were billed fees for legal services by this firm in the aggregate amount of $508,991 and $414,718, respectively.  Mr. Scharmett’s interest in this relationship arises from his minority ownership interest as a partner at this firm.  In management’s opinion, the terms of such services were substantially equivalent to those which would have been obtained from unaffiliated parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and executive officers, and persons who own more than ten percent of our Common Stock, to file with the SEC and the NYSE MKT, initial reports of ownership and reports of changes in ownership of Common Stock and our other equity securities.  Officers, Directors and greater than ten percent stockholders (collectively, “Reporting Persons”) are additionally required to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us or written representations that no reports were required with respect to fiscal year 2015, we believe that all Section 16(a) filing requirements applicable to Reporting Persons were complied with on a timely basis during 2015.

STOCKHOLDER PROPOSALS

Director Nominations at the Annual Meeting

Our Bylaws require advanced notice of any stockholder proposal for nomination for the election of a Director.  Notice of any such stockholder proposal must be received by our Corporate Secretary at One Jake Brown Road, Old Bridge, New Jersey 08857 not less than sixty (60) days prior to the date of the scheduled annual meeting, regardless of any postponement, deferrals or adjournments of that meeting to a later date, however, if less than seventy (70) days’ notice of the date of the scheduled annual meeting is given, then to be timely, such notice must be received not later than the close of business on the tenth (10th) day following the earlier of the date notice of the scheduled annual meeting was mailed or the date of public disclosure of the annual meeting date.  Accordingly, any stockholder who wished to have a Director nomination considered at the 2016 Annual Meeting must have delivered notice to the Secretary no later than the close of business on March 25, 2016.  Any proposal received after that date is considered untimely.

Stockholder Proposals for Inclusion in 2017 Proxy Statement

The date by which we must receive stockholder proposals intended to be included in our Proxy Statement for presentation at the 2017 Annual Meeting of Stockholders is December 19, 2016, to be eligible for inclusion in such Proxy Statement.  Stockholder proposals must comply with all of the applicable rules and requirements set forth in the rules and regulations of the SEC, including Rule 14a-8 of the Exchange Act.  Stockholder proposals should be sent to our Chief Financial Officer at One Jake Brown Road, Old Bridge, New Jersey 08857.

Stockholder Proposals for Presentation at the 2017 Annual Meeting

Other than a proposal for nomination for the election of a Director which is subject to the advance notice requirements described above, if notice of a stockholder proposal intended to be presented at the 2017 Annual Meeting of Stockholders is not received by us on or before March 3, 2017 (whether or not the stockholder wishes the proposal to be included in the proxy statement for such annual meeting), we (through management proxy holders) may exercise discretionary voting authority on such proposal when and if the proposal is raised at the annual meeting without any reference to the matter in the Proxy Statement.

ANNUAL REPORT ON FORM 10-K

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015 ACCOMPANIES THIS PROXY STATEMENT.  WE WILL FURNISH TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO OUR FURNISHING SUCH EXHIBIT(S).  REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO OUR CHIEF FINANCIAL OFFICER AT OUR PRINCIPAL ADDRESS AS SHOWN ON THE COVER PAGE OF THIS PROXY STATEMENT.

By Order of the Board of Directors

Robert J. Pallé, Jr.
Chief Executive Officer and President

Date:  April 25, 2016
Old Bridge, New Jersey

BLONDER TONGUE LABORATORIES, INC. One Jake Brown Road Old Bridge, NJ 08857 PROXY CARD FOR ANNUAL MEETING OF STOCKHOLDERS MAY 24, 2016 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The Undersigned hereby appoints Eric Skolnik and Robert J. Pallé, Jr., and either of them (with full power to act alone), as Proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on this Proxy Card, all shares of Common Stock of Blonder Tongue Laboratories, Inc. held of record by the undersigned on the record date of March 31, 2016, at the Annual Meeting of Stockholders to be held on May 24, 2016 and at any postponements or adjournments thereof, all as in accordance with the Notice of Annual Meeting of Stockholders and Proxy Statement furnished with this Proxy.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

BLONDER TONGUE LABORATORIES, INC.

May 24, 2016

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 24, 2016
The proxy statement and annual report to shareholders are available at:
 http://www.astproxyportal.com/ast/07796

Please sign, date and mail
your Proxy Card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3,4, 5, 6 AND 7. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

1. Election of two Class III Directors to hold office until the 2019 Annual Meeting of Stockholders.		2. Proposal to approve the amendment and restatement of our 2005 Employee Equity Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See Instruction below)	NOMINEES: ¡ Charles E. Dietz ¡ James F. Williams ¡ James H. Williams	3. Approval of 2016 Director Equity Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		4. Approval of the Issuance of Common Stock upon conversion of certain convertible indebtedness, pursuant to NYSE MKT “Change of Control” Rule.	FOR ☐	AGAINST ☐	ABSTAIN ☐
INSTRUCTION: To withhold authority to vote for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here: ●		5. Approval of the Issuance of Common Stock upon conversion of certain convertible indebtedness, pursuant to NYSE MKT “Private Placement” Rule.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		6. Advisory vote to approve executive compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		7. Proposal to ratify the appointment of Marcum LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2016.	FOR ☐	AGAINST ☐	ABSTAIN ☐
In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting and at any postponements or adjournments thereof.

This Proxy when properly executed will be voted in the manner directed by the stockholder.  If no direction is made on this Proxy Card, this Proxy will be voted FOR the election of all nominees to serve as Class III Directors and FOR Proposals 2, 3, 4, 5, 6 and 7.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account my not be submitted via this method.

☐
Signature of Stockholder	Date:	Signature of Stockholder		Date

Note:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.